UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the 2017 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Tuesday, May 23, 2017 at 9:00 a.m., Eastern Time, at 599 Lexington Avenue, 16th Floor, New York, New York.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the meeting. You may vote over the internet, by telephone or by mail.

Thank you for your continued support of Boston Properties.

Sincerely,

Owen D. Thomas

Chief Executive Officer

Boston Properties, Inc.	800 Boylston Street Suite 1900 Boston, MA 02199-8103

Notice of 2017 Annual Meeting of Stockholders

Date:	Tuesday, May 23, 2017

Time:	9:00 a.m., Eastern Time

Place:	599 Lexington Avenue, 16th Floor, New York, New York

Record Date:	March 29, 2017

Items of Business:	1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

	2.	To hold a non-binding, advisory vote on named executive officer compensation.

	3.	To hold a non-binding, advisory vote on the frequency of holding the advisory vote on named executive officer compensation.

	4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

	5.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

Proxy Voting:	If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 23, 2017. The proxy statement and our 2016 annual report to stockholders are available at www.edocumentview.com/bxp.

By Order of the Board of Directors

FRANK D. BURT, ESQ.

Secretary

April 7, 2017

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING MATTERS

Voting Matter		Board’s Voting Recommendation		Page Reference for more Information
Proposal 1:	Election of Directors	FOR each nominee		14
Proposal 2:	Non-binding, Advisory Vote on Named Executive Officer Compensation	FOR		77
Proposal 3:	Non-binding, Advisory Vote on the Frequency of Holding the Advisory Vote on Named Executive Officer Compensation	EVERY YEAR (“1 Year” on proxy card	)	78
Proposal 4:	Ratification of Independent Registered Public Accounting Firm	FOR		79

GOVERNANCE AND COMPENSATION POLICIES

Below presents a snapshot of certain key governance and compensation policies.

✓	Annual Election of All Directors

✓	Majority Voting for Directors

✓	Regular Executive Sessions of Independent Directors

✓	Lead Independent Director

✓	CEO Does Not Serve as Chairman

✓	Proxy Access Right

✓	Annual Board and Committee Self-Evaluations

✓	Disclosure of Policy on Company Political Spending

✓	Code of Business Conduct and Ethics for Employees and Directors
✓	Stock Ownership Requirements for Executives

✓	Stock Ownership Requirements for Directors

✓	Anti-Hedging, Anti-Short-Sale and Anti-Pledging Policies

✓	Compensation Clawback Policy

✓	“Double-Trigger” Vesting for Time-Based Equity Awards

✓	No Future Tax Gross-Up Provisions

✓	We do not Target Compensation above Market Median

EXPIRATION OF SHAREHOLDER RIGHTS PLAN

Boston Properties, Inc. has had a shareholder rights plan in effect since June 16, 1997. However, the Board of Directors has determined to allow the shareholder rights plan to expire in accordance with its terms as of the close of business on June 29, 2017.

BOARD NOMINEES

Following the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the following eleven (11) candidates for election as directors at the 2017 annual meeting of stockholders.

				Committee Membership
Name and Principal Occupation	Age	Independent	Director Since	Audit	Compensation	Nominating and Corporate Governance	Investment
Bruce W. Duncan(1)
Chairman and former Chief Executive Officer of First Industrial Realty Trust, Inc.	65	✓	2016		●
Karen E. Dykstra(1)
Former Chief Financial and Administrative Officer of AOL, Inc.	58	✓	2016	●
Carol B. Einiger
Senior Advisor, Roundtable Investment Partners LLC	67	✓	2004		Chair
Dr. Jacob A. Frenkel
Chairman of JPMorgan Chase International	74	✓	2010			Chair
Joel I. Klein(2)
Chief Policy and Strategy Officer of Oscar Insurance Corporation	70	✓	2013			●
Douglas T. Linde
President of Boston Properties, Inc.	53		2010				●
Matthew J. Lustig
Head of North America Investment Banking and Head of Real Estate & Lodging at Lazard Fréres & Co.	56	✓	2011			●
Alan J. Patricof(1)
Managing Director of Greycroft LLC	82	✓	1997	●		●
Owen D. Thomas
Chief Executive Officer of Boston Properties, Inc.	55		2013				●
Martin Turchin
Non-executive Vice Chairman of CBRE Group, Inc.	75	✓	1997	●
David A. Twardock(1)
Former President of Prudential Mortgage Capital Company, LLC	59	✓	2003	Chair	●

(1)	Our Board of Directors determined that each of Ms. Dykstra and Messrs. Patricof and Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. Our Board of Directors has also determined that Mr. Duncan qualifies as an audit committee financial expert if he is appointed to serve on our audit committee in the future.

(2)	Mr. Klein serves as our lead independent director.

SNAPSHOT OF BOARD COMPOSITION

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2017 annual meeting assuming the election of the eleven (11) nominees named in the proxy statement. For comparison purposes, we have also presented comparable metrics for the constituents of the S&P 500 Index, of which Boston Properties is a member. (Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2016.)

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	77
Proposal	77
Vote Required	77

PROPOSAL 3: FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	78
Proposal	78
Vote Required	78

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79
Proposal	79
Fees to Independent Registered Public Accounting Firm	80
Audit and Non-Audit Services Pre-Approval Policy	80
Vote Required	80

AUDIT COMMITTEE REPORT	81

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	82

INFORMATION ABOUT THE ANNUAL MEETING	84
Why did I receive a Notice of Internet Availability of Proxy Materials?	84
What is the purpose of the annual meeting?	84
Will other matters be voted on at the annual meeting?	84
Who is entitled to vote?	84
May I attend the meeting?	84
What constitutes a quorum?	85
How do I vote?	85
May I revoke my proxy instructions?	86
How can I access Boston Properties’ proxy materials electronically?	86
What is householding?	86

OTHER MATTERS	87
Expenses of Solicitation	87
Stockholder Nominations for Director and Proposals for the 2018 Annual Meeting	87

APPENDIX A	A-1
Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to Same Property Combined Net Operating Income (NOI) (excluding termination income)	A-1
Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to Same Property Combined Net Operating Income (NOI) (excluding termination income) – Cash	A-2

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “Boston Properties” or the “Company”) on or about April 7, 2017 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at our 2017 annual meeting of stockholders to be held on Tuesday, May 23, 2017 at 9:00 a.m., Eastern Time, at 599 Lexington Avenue, 16th Floor, New York, New York, and at any adjournments or postponements thereof.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

THE BOARD OF DIRECTORS

Composition of the Board of Directors

Boston Properties is currently governed by an eleven-member Board of Directors. The current members of our Board of Directors are Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin and David A. Twardock. At the 2017 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Meetings

Our Board of Directors met seven times during 2016. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors in 2016 held during the period for which he or she has been a director and (2) the total number of meetings in 2016 of all committees of our Board of Directors on which the director served during the periods that he or she served. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Nine of the eleven directors then serving attended the 2016 annual meeting of stockholders. One director did not attend the 2016 annual meeting of stockholders because he was not standing for reelection and one director was unable to attend due to an unavoidable scheduling conflict.

Directors who qualify as “non-management” within the meaning of the NYSE rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our lead independent director. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

Director Succession Planning

Led by our Nominating and Corporate Governance Committee (the “NCG Committee”), our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and ensuring that the composition of our Board is systematically refreshed so that, taken as a whole, the Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and

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independence to continue to deliver a high standard of governance expected by investors. Among other aspects of the process, our Board of Directors:

•	identifies the collective mix of desired skills, experience, knowledge, diversity and independence for our Board of Directors, taken as a whole, and identifies potential opportunities for enhancement in one or more of those areas;

•	considers each current director’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geographic, gender and ethnicity); and

•	has Spencer Stuart, one of the world’s leading executive search consulting firms, on retainer as an advisor to assist the NCG Committee and the Board, as requested, in:

➢	identifying and evaluating potential director candidates;

➢	creating an even playing field between candidates identified regardless of the source;

➢	using the criteria, evaluations and references to prioritize candidates for consideration, regardless of the source; and

➢	assisting the Board in attracting and nominating candidates.

Our Board of Directors recognizes the importance of continuity and that refreshment should not be effectuated all at once. In our proxy statement for our 2016 annual meeting of stockholders, we stated that our Board of Directors anticipates that changes to its composition would likely occur gradually over several years. Consistent with this statement, in 2016 our Board nominated and our stockholders elected two new directors (Ms. Karen E. Dykstra and Mr. Bruce W. Duncan); for 2017, our Board determined that it is advisable to nominate all eleven (11) incumbent directors for election.

BOARD LEADERSHIP

Leadership Structure

Since the 2016 annual meeting of stockholders, at which time Mortimer B. Zuckerman ceased serving as a director and our Board conferred upon him the honorary title of Chairman Emeritus, our Board of Directors has operated without a Chairman of the Board. Currently, Mr. Thomas serves as Chief Executive Officer and Mr. Klein serves as our lead independent director, as described in more detail below under “– Board Leadership – Lead Independent Director.” Our Board of Directors determined that this structure is appropriate because it (1) allows for the efficient and effective handling of the responsibilities of our Board of Directors with a key leading role played by our Chief Executive Officer, who is most directly responsible for developing and executing our strategic direction, and (2) helps ensure strong independent oversight by our Board of Directors through the role played by our lead independent director.

Our Board of Directors encourages strong communication among all of our independent directors and the Chief Executive Officer and believes that it is able to effectively provide independent oversight of our business and affairs, including risks facing the Company, through our lead independent director, the independent committees of our Board of Directors, the overall composition of our Board of Directors and contributions of all of our independent directors and other corporate governance processes in place.

Unless and until our Board of Directors elects a Chairman of the Board, our lead independent director will preside at all meetings of our Board of Directors and the other functional responsibilities of the Chairman of the Board will be divided between our lead independent director and the Chief Executive Officer.

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Lead Independent Director

We have a lead independent director who is selected annually by the vote of a majority of our independent directors. Currently, Mr. Klein serves as our lead independent director and our independent directors have selected him to continue to serve as our lead independent director following the 2017 annual meeting of stockholders. Our lead independent director has well-defined, substantive responsibilities that include, among others that may be assigned from time to time:

•	presiding at all meetings of the Board if none of the directors has been elected to serve as the Chairman of the Board or at which the Chairman of the Board is not present, including executive sessions of independent directors;

•	serving as liaison between the Chairman of the Board, if one is elected, the Chief Executive Officer and the independent directors;

•	approving information sent to the Board;

•	approving Board meeting agendas;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors of the Board; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

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BOARD COMMITTEES

Our Board of Directors has the following four committees: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance (“NCG”) and (4) Investment. The Audit Committee, Compensation Committee and NCG Committee each operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. A copy of each of these charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

The membership and the function of each of the Audit Committee, Compensation Committee, NCG Committee and Investment Committee, and the number of meetings each held during 2016 are described below.

Audit Committee

Members:

David A. Twardock (Chair)†

Karen E. Dykstra*†

Alan J. Patricof†

Martin Turchin*

Number of Meetings in 2016: 8

† Our Board of Directors determined that each of Ms. Dykstra and Messrs. Patricof and Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

* Ms. Dykstra and Mr. Turchin were appointed to the Audit Committee on May 17, 2016.

The Audit Committee, among other functions:

•       has the sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;

•       reviews with our independent registered public accounting firm the scope and results of the audit engagement;

•       approves professional services provided by our independent registered public accounting firm;

•       reviews the independence of our independent registered public accounting firm;

•       oversees the planning and conduct of our annual risk assessment;

•       evaluates the Company’s internal audit function and reviews the internal audit plan; and

•       may perform such other oversight functions as may be requested by our Board of Directors from time to time.

Each member of the Audit Committee is “independent” as that term is defined in the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 79.

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Compensation Committee
Members: Carol B. Einiger (Chair) Bruce W. Duncan* David A. Twardock Number of Meetings in 2016: 8 * Mr. Duncan was appointed to the Compensation Committee on May 17, 2016.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•       review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and certain designated senior executive officers;

•       evaluate the performance of the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of these officers based on such evaluation;

•       review and approve the compensation of other executive officers;

•       review and approve grants and awards under all incentive-based compensation plans and equity-based plans; and

•       perform other functions and duties deemed appropriate by our Board of Directors.

The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors.

None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE rules.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chief Executive Officer, the Compensation Committee takes into consideration recommendations made by the Chief Executive Officer and the President. Decisions regarding the non-equity compensation of other officers and employees are made by the Chief Executive Officer and the President. The Compensation Committee reviews and approves all equity awards for all employees although it has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers.

In 2016, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of FPL’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 29. We have concluded that the work of FPL did not raise any conflict of interest.

The Compensation Committee Report is included in this proxy statement on page 55.

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Nominating and Corporate Governance Committee
Members: Jacob A. Frenkel (Chair) Joel I. Klein Matthew J. Lustig* Alan J. Patricof Number of Meetings in 2016: 4 * Mr. Lustig was appointed to the NCG Committee on May 17, 2016.

The NCG Committee is responsible for, among other functions:

•       identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;

•       establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;

•       establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by securityholders; and

•       performing such other functions as may be requested by our Board of Directors from time to time.

The NCG Committee is also responsible for developing and annually reviewing and recommending to the Board of Directors a set of corporate governance guidelines. These Corporate Governance Guidelines provide that the NCG Committee, together with our Chief Executive Officer, is responsible for coordinating succession planning by the Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

Each member of the NCG Committee is an independent director under the NYSE rules.

Investment Committee
Members: Owen D. Thomas Douglas T. Linde Number of Meetings in 2016: The Investment Committee held numerous informal meetings and took action by written consent eight times during 2016.

The Investment Committee may approve:

•       acquisitions, dispositions, developments and redevelopments in amounts not to exceed $150 million per transaction; and

•       financings where the gross proceeds less the amount of existing financing being repaid (if any) do not exceed $150 million (in cases of transactions undertaken by joint venture entities, the amount of the transaction is based upon Boston Properties Limited Partnership’s total direct and indirect ownership percentage).

The Investment Committee’s authority to approve acquisitions, dispositions, financings, developments and redevelopments is limited to an aggregate of $250 million per fiscal quarter. Any transactions approved by the Investment Committee will be reported to our Board of Directors at its next regularly scheduled meeting.

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BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against Boston Properties, cyber attacks and intrusions, and various other matters relating to Boston Properties’ business, (2) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, development projects, new borrowings and the appointment and retention of Boston Properties’ senior management, (3) the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and NCG Committees, and (4) regular periodic reports from Boston Properties’ independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a real estate investment trust (“REIT”) for tax purposes and Boston Properties’ internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline that is available for the anonymous and confidential submission of complaints relating to any matter to encourage the reporting of questionable activities directly to our senior management and the Audit Committee (see “– Communications with the Board” below).

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “– Board Leadership – Leadership Structure” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

DIRECTOR INDEPENDENCE

Under the rules of the NYSE, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

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Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

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(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

The Board of Directors concluded that Mses. Dykstra and Einiger and Messrs. Duncan, Frenkel, Klein, Lustig, Patricof, Twardock and Turchin qualify as independent directors under NYSE rules because none of them (1) has any relationships that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules or (2) has any relationships other than those deemed to be immaterial under the categorical standards adopted by the Board of Directors.

In determining that Mr. Twardock qualified as an independent director for purposes of his service on the Compensation Committee, the Board considered Mr. Twardock’s membership on the Board of Directors of Morgan Stanley Bank, N.A. and noted that he is a non-employee director. Morgan Stanley Bank, N.A. and/or its affiliates are commercial lenders to the Company and tenants in the Company’s properties and have acted as underwriters or sales agents for securities offerings of the Company. The Board’s conclusion that Mr. Twardock is independent was based on the following information, which in the view of the Board demonstrates the relatively de minimis nature of these transactions as they relate to Mr. Twardock’s independence: (1) the Company’s long-standing relationships with Morgan Stanley Bank, N.A. and its affiliates predate Mr. Twardock’s appointment to Morgan Stanley Bank, N.A.’s board and our Board of Directors; (2) as a non-employee director of Morgan Stanley Bank, N.A., Mr. Twardock receives no benefit, directly or indirectly, with regard to these transactions; (3) Mr. Twardock does not have any direct or indirect decision making authority or any other role, in any capacity, relating to these transactions; and (4) these transactions were arms’ length transactions undertaken in the ordinary course of business.

CONSIDERATION OF DIRECTOR NOMINEES

Securityholder Recommendations

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2017 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director

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candidates for election at the 2018 annual meeting of stockholders must be submitted to our Secretary on or before December 8, 2017 and must include the following information:

•	the name and address of record of the securityholder;

•	a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•	the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors will be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and

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•	at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

PROXY ACCESS BY-LAW PROVISIONS

Our By-laws include a proxy access right for stockholders pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with

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adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, Boston Properties Limited Partnership (the “Operating Partnership”) or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.

CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER POLICIES

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code of Ethics is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Code of Conduct and Ethics.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Governance Guidelines.”

Policy on Company Political Spending

Our Board of Directors adopted a Policy on Company Political Spending, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance” and subheading “Policy on Political Spending.”

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at Name(s) of Director(s)/Board of Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by:

•	following any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “– Code of Business Conduct and Ethics and Other Policies – Code of Business Conduct and Ethics” above), or

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•	writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

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PROPOSAL 1: ELECTION OF DIRECTORS

At the annual meeting, directors shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders or until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Following the recommendation of the NCG Committee, our Board of Directors has nominated Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin, and David A. Twardock for election. Each nominee is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

VOTE REQUIRED

Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

The majority voting standard will apply to the election of directors at the 2017 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

The Board of Directors unanimously recommends a vote FOR each of its nominees, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin and David A. Twardock. Properly authorized proxies solicited by the Board of Directors will be voted FOR each of the nominees unless instructions to the contrary are given.

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INFORMATION REGARDING THE NOMINEES AND EXECUTIVE OFFICERS

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties.

Nominees for Election

Bruce W. Duncan
Director since May 17, 2016

Mr. Duncan has more than 30 years of diverse real estate management and investment experience, including as a chief executive officer and a director of other publicly traded companies.

Mr. Duncan serves as Chairman of the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial”), a REIT that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties. Mr. Duncan has served as a director of First Industrial since January 2009 and as its Chairman of the Board since January 2016. He previously served as President and Chief Executive Officer of First Industrial from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016. Since September 2013, Mr. Duncan has also served as a director of the T. Rowe Price Mutual Funds. In addition, Mr. Duncan currently serves as a director of Marriott International, Inc., the world’s largest hotel company. Previously, he served as Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 to September 2016. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan served as a director of Starwood since 1999 and served on its Corporate Governance and Nominating Committee. Mr. Duncan also served as a Trustee of Starwood Hotels & Resorts, a real estate investment trust and former subsidiary of Starwood, from 1995 to 2006. He also was a senior advisor to Kohlberg Kravis & Roberts & Co., a global investment firm, from July 2008 until January 2009. He was a private investor from January 2006 to January 2009. From March 2002 to December 2005, Mr. Duncan held various positions at Equity Residential (“EQR”), one of the largest publicly traded apartment REITs in the United States. In particular, from May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and a Trustee of EQR, from January 2003 to May 2005, he was President, Chief Executive Officer and a Trustee of EQR and from March 2002 to December 2002 he was President and a Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties.

Independent
Board Committees: Compensation

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Mr. Duncan is a Life Trustee of Rush University Medical Center in Chicago, and he previously served on the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC). He also previously served on the Board of Directors of The Rouse Company, a diversified commercial real estate firm, and as a Trustee of the International Council of Shopping Centers (ICSC). He received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago.

Karen E. Dykstra
Director since May 17, 2016

Ms. Dykstra has extensive strategic, management, financial, accounting and oversight experience, particularly with companies in the technology sector.

Ms. Dykstra served as Chief Financial and Administrative Officer of AOL, Inc., a global media technology company, from November 2013 until July 2015 and as Chief Financial Officer of AOL, Inc. from September 2012 until November 2013. From January 2007 until December 2010, Ms. Dykstra was a Partner of Plainfield Asset Management LLC (“Plainfield”), and she served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Plainfield’s business development company, from May 2006 to 2010, and as a director from 2007 to 2010. Prior to joining Plainfield, she spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from January 2003 to May 2006, and as Vice President – Finance, Corporate Controller and in other capacities. Ms. Dykstra currently serves on the Board of Directors of Gartner, Inc. and VMware, Inc. Ms. Dykstra is a former director of Crane Co. and AOL, Inc. She received a BA in Accounting from Rider University and an MBA from Fairleigh Dickinson University.

Independent
Board Committees: Audit

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PROPOSAL 1: ELECTION OF DIRECTORS

Carol B. Einiger
Director since May 5, 2004

Ms. Einiger has 40 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Ms. Einiger is Senior Advisor of Roundtable Investment Partners LLC, a private investment advisory firm, a position she has held since January 2017. From 2005 to 2016, she was founder and President of Post Rock Advisors, LLC, a private investment advisory firm. From 1996 to 2005, she served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and Head of the Capital Markets Department; from 1988 to 1989 as Visiting Professor and Executive-in-Residence at Columbia Business School; and from 1989 to 1992 as Managing Director at Wasserstein Perella & Co. From 1992 to 1996, Ms. Einiger served as Chief Financial Officer and then Acting President of the Edna McConnell Clark Foundation, before joining The Rockefeller University. Ms. Einiger is a Director and Chair of the Investment Committee of UJA-Federation of New York, a member of the Investment Committee of the JPB Foundation, and a member of the Board of Overseers of Columbia Business School. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Lasker Foundation and the Horace Mann School; as Vice Chair of the Investment Committee of The Museum of Modern Art; as a Director of Credit Suisse First Boston (USA) and The New York Stem Cell Foundation; and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received her BA from the University of Pennsylvania and her MBA with honors from Columbia Business School.

Independent
Board Committees: Compensation (Chair)

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PROPOSAL 1: ELECTION OF DIRECTORS

Dr. Jacob A. Frenkel
Director since February 24, 2010

Dr. Frenkel has worked for more than 40 years in the financial industry, government and academia, during which time he has gained significant knowledge of global macroeconomics and experience advising large financial institutions.

Dr. Frenkel has been the Chairman of JPMorgan Chase International, the international unit of JPMorgan Chase & Co., since December 2009. Since November 2009, Dr. Frenkel has served as a director of Loews Corporation, one of the largest diversified holding companies in the United States. Dr. Frenkel is Chairman of the Board of Trustees of the Group of Thirty (G-30), a private, nonprofit, consultative group on international economic and monetary affairs. He has been a member of this group since 1988 and served as Chairman and Chief Executive Officer from 2000 to 2011. He previously served as Vice Chairman of American International Group, Inc. from 2004 to 2009. He was with Merrill Lynch Inc. between 2000 and 2004 and served as Chairman of Merrill Lynch International. Prior to that, he served for two terms as Governor of the Bank of Israel from 1991 to 2000. Dr. Frenkel was also Chairman of the Board of Governors of the Inter-American Development Bank, Vice Chairman of the Board of Governors of the European Bank for Reconstruction and Development and Economic Counselor and Director of Research at the International Monetary Fund. Dr. Frenkel also held numerous academic positions. Between 1971 and 1987, he was at the University of Chicago where he served as the David Rockefeller Professor of International Economics. He received a BA in Economics and Political Science from Hebrew University in Israel and an MA and Ph.D. in Economics from the University of Chicago. Dr. Frenkel is a laureate of the 2002 Israel Prize in Economics and the recipient of several honorary doctoral degrees and other decorations and awards.

Independent
Board Committees: NCG

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PROPOSAL 1: ELECTION OF DIRECTORS

Joel I. Klein
Director since January 24, 2013

Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal matters.

Mr. Klein is the Chief Policy and Strategy Officer of Oscar Insurance Corporation, a health insurance company. In addition, he has been a Director of News Corporation since January 2011 where he was also Executive Vice President, Office of the Chairman of News Corporation and Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 through December 2015. From 2002 through 2010, Mr. Klein was Chancellor of the New York City Department of Education where he oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget. He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002. Mr. Klein also served with the Clinton administration in a number of roles, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 until 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, D.C. Mr. Klein received a BA with honors from Columbia University and a JD with honors from Harvard Law School. He has also received honorary degrees from ten colleges and universities.

Lead Independent Director
Board Committees: NCG

Douglas T. Linde
Director since January 21, 2010	Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chairs the BIDMC capital campaign. He is a member of the Real Estate Roundtable and serves as a director of the Boston Municipal Research Bureau and Jobs for Massachusetts. Mr. Linde also serves on the Urban Studies and Planning Visiting Committee at MIT and is a member of the Wesleyan University Board of Trustees. Mr. Linde received a BA from Wesleyan University and an MBA from Harvard Business School.
Board Committees: Investment

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PROPOSAL 1: ELECTION OF DIRECTORS

Matthew J. Lustig
Director since January 20, 2011

Mr. Lustig has worked for more than 30 years in the real estate industry, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients, and investing in real estate companies and assets as a principal.

Mr. Lustig has been Head of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2012, and he is also Head of Real Estate & Lodging at Lazard, a position he has held for more than 15 years. He is responsible for managing Lazard’s broad investment banking businesses in North America, as well as serving clients and running its Real Estate and Lodging industry group. In recent years, he has played an active role in more than $300 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets. Mr. Lustig separately served previously as Chief Executive Officer of the real estate investment business of Lazard and its successors, and oversaw multiple funds with over $2.5 billion of equity capital invested in real estate operating companies. Mr. Lustig is a member of the Board of Directors at Ventas, Inc. and served as the Chairman of Atria Senior Living Group, Inc., which was acquired by Ventas in May 2011. He has also served as a director of several other public and private fund portfolio companies. Mr. Lustig is a member of the Real Estate Roundtable, and he serves on the boards of Pension Real Estate Association, Larson Leadership Initiative at the Urban Land Institute, and the Real Estate centers at the business schools of Wharton/UPenn and Columbia University. He is also a member of the Council on Foreign Relations and serves on the Board of Visitors at the School of Foreign Service at Georgetown University from which he graduated with a BSFS.

Independent
Board Committees: NCG

Alan J. Patricof
Director since June 23, 1997

Mr. Patricof has more than 40 years of experience leading venture capital firms, during which time he has completed several billion dollars of investments in a diverse range of companies and gained significant expertise evaluating investment opportunities and overseeing the management development and operations of portfolio companies.

Mr. Patricof is Managing Director of Greycroft LLC, a venture capital firm he formed in 2006, which has more than $1 billion under management. Prior to that, he was Chairman of Apax Partners, Inc. (formerly Patricof & Co. Ventures, Inc.), a venture capital company that he founded in 1969, which is now one of the world’s leading private equity firms with approximately $40 billion under management or advice. He is a member of the Board of Overseers of the Columbia Business School and was appointed by President Obama to the President’s Council on Global Development. Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia Business School.

Independent
Board Committees: Audit and NCG

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PROPOSAL 1: ELECTION OF DIRECTORS

Owen D. Thomas
Director since April 2, 2013

Mr. Thomas has served as our Chief Executive Officer since April 2, 2013. Mr. Thomas served as Chairman of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) from March 2012 until March 2013 and continues to serve as a member of the Board of Directors of LBHI. From 1987 until 2011, Mr. Thomas held various positions at Morgan Stanley, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director. Mr. Thomas was also a member of Morgan Stanley’s Management Committee from 2005 to 2011. He is a Director of the University of Virginia Investment Management Company, a Trustee of the Urban Land Institute, an officer and a member of the Executive Board of NAREIT and the former Chairman of the Pension Real Estate Association. He received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School.

Board Committees: Investment

Martin Turchin
Director since June 23, 1997

Mr. Turchin has more than 40 years of experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions.

Mr. Turchin serves as non-executive Vice Chairman of CBRE Group, Inc., the world’s largest real estate services company. From 1985 until its merger with CBRE Group, Inc. in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the Board of Directors of Aerojet Rocketdyne Holdings, Inc. and as Chairman of Easton Development Company, LLC, a subsidiary of Aerojet Rocketdyne Holdings, Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School.

Independent
Board Committees: Audit

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PROPOSAL 1: ELECTION OF DIRECTORS

David A. Twardock
Director since May 7, 2003

Mr. Twardock has more than 30 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity.

From December 1998 to March 2013, Mr. Twardock was the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually lent billions of dollars in real estate debt financing. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Board of Directors of Morgan Stanley Bank, N.A. and serves on the advisory committee of Blue Vista Capital Management and LBA Realty. Mr. Twardock is a member of the Urban Land Institute and the Economics Club of Chicago. Mr. Twardock previously served as a director of the Real Estate Roundtable and Chairman of the Real Estate Roundtable Capital Markets Committee. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago.

Independent
Board Committees: Audit (Chair) and Compensation

Executive Officers who are not Directors

Raymond A. Ritchey serves as Senior Executive Vice President. Prior to his appointment to this position in January 2016, Mr. Ritchey served as Executive Vice President, Head of our Washington, D.C. Office and National Director of Acquisitions and Development since April 1998 and Senior Vice President and Co-Manager of our Washington, D.C. office. Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a graduate of the U.S. Naval Academy and a graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 66 years old.

Michael E. LaBelle serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in January 2016, Mr. LaBelle served as Senior Vice President, Chief Financial Officer and Treasurer since November 2007 and he also served as Senior Vice President, Finance from February 2005 to November 2007. In his current role, Mr. LaBelle oversees the finance, accounting, tax, information systems, internal audit and investor relations departments and is also responsible for capital raising, treasury management, credit underwriting, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is on the National Advisory Board for the University of Colorado Real Estate Center. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 52 years old.

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PROPOSAL 1: ELECTION OF DIRECTORS

Peter D. Johnston serves as Executive Vice President, Washington, D.C. Region. Prior to his appointment to this position in January 2016, Mr. Johnston served as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 181 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington, D.C. Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been responsible for more than eight million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Johnston received a BA in Business Administration from Roanoke College, an MA from Hollins College and an MBA from the University of Virginia. He is 58 years old.

Bryan J. Koop serves as Executive Vice President, Boston Region. Prior to his appointment to this position in January 2016, Mr. Koop served as Senior Vice President and Regional Manager of our Boston office since 1999. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Kendall Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission and the Kendall Square Association and previously served as chairman of the Back Bay Association. Mr. Koop received a BBA and an MBA from Texas Christian University. He is 58 years old.

Robert E. Pester serves as Executive Vice President, San Francisco Region. Prior to his appointment to this position in January 2016, Mr. Pester served as Senior Vice President and Regional Manager of our San Francisco office since 1998. Mr. Pester is responsible for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations in San Francisco and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 60 years old.

John F. Powers serves as Executive Vice President, New York Region. He oversees all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations. Prior to joining us on January 2, 2014 as Senior Vice President and Regional Manager of our New York office, he served from 2004 as Chairman of CBRE, Inc. for the New York Tri-State Region overseeing the strategic direction of CBRE’s Tri-State operations. He joined the Edward S. Gordon Company, which was subsequently merged into CBRE, in 1986 after working eight years at Swiss Bank Corp (now UBS). At ESG, he developed and managed the Consulting Division into a strong and integral part of the firm’s service delivery platform, which facilitated its sustained leadership in the Manhattan office leasing market. He also brokered millions of square feet of transactions, representing both tenants and landlords, led numerous strategic consulting assignments for large corporate occupiers and advised on many ground-up developments. He is a frequent speaker on commercial real estate in New York valued for his insight linking economic trends and conditions to their eventual impact on the office

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PROPOSAL 1: ELECTION OF DIRECTORS

market. He received a BA in Mathematics from St. Anselm College, an MA in Economics from the University of Massachusetts and an MBA from the University of Massachusetts. He also studied international economics at the Graduate Institute of International Studies, Geneva. He is 70 years old.

Frank D. Burt serves as Senior Vice President, General Counsel and Secretary, positions he has held since 2003. He is responsible for overseeing the legal and risk management departments. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the American College of Real Estate Lawyers and the Boston Bar Association and a speaker for the American College of Real Estate Lawyers, the Association of Corporate Counsel, Massachusetts Continuing Legal Education, NAIOP and NAREIT. Mr. Burt received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School. He is 58 years old.

Michael R. Walsh serves as Senior Vice President, Chief Accounting Officer. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to his appointment to this position in May 2016, Mr. Walsh served as Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc. (“Paramount”), a real estate investment trust focused on Class A office properties in New York City, Washington, D.C. and San Francisco, from March 2015 to March 2016. Before joining Paramount, Mr. Walsh was the Senior Vice President, Finance and Capital Markets at Boston Properties where he served in various capacities since 1986. While at Boston Properties, he was most recently responsible for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters. Mr. Walsh received a BS, magna cum laude, from Eastern Nazarene College. He is 50 years old.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in our Operating Partnership beneficially owned as of February 1, 2017 by:

•	each director;

•	each of our named executive officers (“NEOs”);

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2017, there were:

(1)	153,786,567 shares of our common stock outstanding;

(2)	17,190,665 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	790,959 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued pursuant to our long-term incentive (“LTI”) program, excluding LTIP units issued pursuant to 2014 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards, 2015 MYLTIP awards and 2016 MYLTIP awards, each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

(4)	99,606 deferred stock units outstanding.

All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2014 MYLTIP awards, 2015 MYLTIP awards and 2016 MYLTIP awards because their three-year performance periods had not ended by February 1, 2017. LTIP units issued pursuant to 2014 MYLTIP awards, 2015 MYLTIP awards and 2016 MYLTIP awards are collectively referred to herein as “Performance Awards.” None of our directors or NEOs beneficially owns preferred units or shares of our preferred stock.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors and Named Executive Officers
Bruce W. Duncan(4)	—	**	1,013	**
Karen E. Dykstra(5)	2,941	**	2,941	**
Carol B. Einiger(6)	15,282	**	19,305	**
Jacob A. Frenkel(7)	1,013	**	6,395	**
Joel I. Klein(8)	3,212	**	6,325	**
Douglas T. Linde(9)	281,778	**	414,575	**
Matthew J. Lustig(10)	4,351	**	10,322	**
Alan J. Patricof(11)	34,642	**	38,665	**
Owen D. Thomas(12)	63,399	**	152,016	**
Martin Turchin(13)	25,086	**	26,047	**
David A. Twardock(14)	28,198	**	28,198	**
Raymond A. Ritchey(15)	131,802	**	433,559	**
Michael E. LaBelle(16)	20,943	**	89,943	**
Bryan J. Koop(17)	31,238	**	84,126	**
All directors and executive officers as a group (19 persons)(18)	725,431	**	1,474,570	**
5% Holders
The Vanguard Group(19)	21,802,371	14.18%	21,802,371	12.69%
BlackRock, Inc.(20)	14,529,524	9.45%	14,529,524	8.45%
Vanguard Specialized Funds – Vanguard REIT Index Fund(21)	11,661,306	7.58%	11,661,306	6.79%
FMR LLC(22) Abigail P. Johnson	9,699,951	6.31%	9,699,951	5.64%
State Street Corporation(23)	8,887,364	5.78%	8,887,364	5.17%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

**	Less than 1%.

(1)	The number of shares of common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 1, 2017 and (b) the number of shares of common stock issuable to directors upon settlement of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem such units for cash or, at our option, shares of common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2017 annual meeting.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(2)	The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2017 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2017 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.

(4)	Represents 1,013 LTIP units (all of which are subject to vesting).

(5)	Includes 2,513 shares of common stock held directly (of which 1,013 shares are subject to vesting) and 428 deferred stock units.

(6)	Represents 15,282 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,023 LTIP units (of which 1,013 LTIP units are subject to vesting).

(7)	Represents 1,013 shares of common stock (all of which are subject to vesting). Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,382 LTIP units.

(8)	Represents 3,212 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 3,113 LTIP units (of which 1,013 LTIP units are subject to vesting).

(9)	Includes 175,955 shares of common stock held directly (of which 5,055 shares are subject to vesting), 700 shares of common stock held by Mr. Linde’s spouse, 2,100 shares of common stock held by Mr. Linde’s children, and 103,023 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 132,797 LTIP units (of which 36,888 LTIP units are subject to vesting). Excludes Performance Awards. Mr. Linde has shared voting and dispositive power with respect to 700 shares of common stock.

(10)	Represents 4,351 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,971 LTIP units (of which 1,013 LTIP units are subject to vesting).

(11)	Represents 34,642 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,023 LTIP units (of which 1,013 LTIP units are subject to vesting).

(12)	Includes 9,117 shares of common stock held directly and 54,282 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficiary Owned” column, 88,617 LTIP units (of which 32,609 LTIP units are subject to vesting). Excludes Performance Awards.

(13)	Includes 3,007 shares of common stock held directly (of which 507 shares are subject to vesting), 200 shares of common stock held by Mr. Turchin’s spouse, 650 shares of common stock held through trusts and 21,229 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 961 LTIP units (of which 506 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 650 shares of common stock.

(14)	Includes 7,737 shares of common stock held directly (of which 1,013 shares are subject to vesting) and 20,461 deferred stock units.

(15)	Represents 35,000 shares of common stock held directly and 96,802 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 99,305 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole trustee, and 135,587 LTIP units (of which 25,972 LTIP units are subject to vesting). Excludes Performance Awards.

(16)	Includes 4,606 shares of common stock held directly (of which 2,715 shares are subject to vesting) and 16,337 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 69,000 LTIP units (of which 20,154 LTIP units are subject to vesting). Excludes Performance Awards.

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PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(17)	Includes 10,288 shares of common stock held directly and 20,950 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 52,888 LTIP units (of which 18,745 LTIP units are subject to vesting). Excludes Performance Awards.

(18)	Includes an aggregate of 309,161 shares of common stock, 316,664 shares of common stock underlying exercisable stock options and 99,606 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 184,944 common units and 564,195 LTIP units. See also Notes (4) – (17) above. Excludes Performance Awards.

(19)	Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2017. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 435,066 shares of common stock, shared voting power with respect to 196,936 shares of common stock, sole dispositive power with respect to 21,366,454 shares of common stock and shared dispositive power with respect to 435,917 shares of common stock.

(20)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 19, 2017. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 13,147,181 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(21)	Information regarding Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”) is based solely on a Schedule 13G/A filed by Vanguard REIT with the SEC on February 13, 2017. Vanguard REIT’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard REIT has sole voting power with respect to all of the shares of common stock.

(22)	Information regarding FMR LLC and Abigail P. Johnson is based solely on a Schedule 13G/A filed jointly by FMR LLC and Abigail P. Johnson with the SEC on February 14, 2017. FMR LLC reported sole voting power with respect to 5,003,315 shares of common stock and each of FMR LLC and Abigail P. Johnson reported sole dispositive power with respect to the same 9,699,951 shares of common stock. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.

(23)	Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G filed by State Street with the SEC on February 9, 2017. State Street’s address is One Lincoln Street, Boston, MA 02111. The Schedule 13G indicates that State Street has shared voting and dispositive power with respect to all of the shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied.

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COMPENSATION DISCUSSION AND ANALYSIS

In this “Compensation Discussion and Analysis,” or “CD&A,” when we refer to “executive compensation” we mean primarily the Compensation Committee’s decisions regarding the compensation of our named executive officers (“NEOs”). Our NEOs for 2016 were Messrs. Thomas, Linde, Ritchey, LaBelle and Koop.

EXECUTIVE SUMMARY

2016 Performance Overview

Our management team had a very productive year in terms of executing our strategy and operating our business. Among other accomplishments discussed in this CD&A, highlights of 2016 included the following:

•	increased diluted FFO per share from $5.36 to $6.03, or 12.5%;

•	increased our regular quarterly dividend by $0.10 per share, or 15.4%, in the fourth quarter;

•	completed approximately 6.4 million square feet of leasing in both operating and development properties;

•	strategically entered our first new market in 19 years with our acquisition of a joint venture interest in Colorado Center in Santa Monica, California, and successfully executed our leasing plan for the property ahead of schedule;

•	delivered four development projects representing approximately 965,000 square feet and $471 million in cost at a projected weighted average stabilized unleveraged cash yield of 8.4%;

•	issued $1.0 billion of unsecured debt in January and $1.0 billion of unsecured debt in August, and the August issuance equaled the lowest 10-year bond coupon ever issued by a public REIT; and

•	recognition in the top 5% of global participants and #2 among U.S. Office REITs in the 2016 Global Real Estate Sustainability Benchmark assessment.

Communication with Stockholders

As we have in prior years, we contacted representatives of approximately 25 stockholders, representing more than 60% of the total number of outstanding shares of our common stock, regarding matters to be voted on at the 2016 annual meeting, as well as other matters of interest to the stockholders. This was in addition to our ongoing dialogue with investors throughout the year on a wide range of topics. We appreciate hearing and understanding the views of our stockholders and believe it helps us better align our executive compensation and corporate governance with general market expectations and the practices of our peers.

We are pleased that we received strong stockholder support in the 2016 “Say-on-Pay” advisory vote, with more than 90% of the votes cast in favor of the resolution. Together with the feedback received during the year, the Compensation Committee views these results as an indication of our stockholders’ strong support of our compensation programs. Accordingly, the Compensation Committee maintained the same principal elements of our executive compensation programs when setting compensation for 2016.

Alignment of Pay with Performance

At the start of each year, the Compensation Committee establishes for management a set of rigorous strategic, operational, capital and management goals, which are aligned with our short- and long-term

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COMPENSATION DISCUSSION AND ANALYSIS

strategies and are reflected in the earnings guidance and related assumptions provided to the market. As we have done in prior years, the Compensation Committee looks at performance with respect to key operational and financial metrics not only against our own targets, but also against a backdrop of performance for five office REITs that we consider direct competitors because they operate in markets and/or have assets similar to ours.

Like other REITs that are included in the S&P 500 Index, in light of our size relative to four of the five REITs that we consider direct competitors, we look to a larger, more diverse peer group of publicly traded real estate companies for benchmarking executive compensation. The sixteen companies in this peer group are comparable to us in terms of total capitalization, which is the most relevant indicator of the complexity of managing real estate assets, capital, operations and talent for a company like ours, irrespective of property focus. See “– Benchmarking Peer Group and Compensation Advisor’s Role” beginning on page 48. We use the median (50th percentile) of this larger peer group as the beginning reference point, and the Compensation Committee then adjusts executive compensation based on corporate and individual performance relative to the pre-determined goals.

We continue to believe, and our investor outreach over the last few years has confirmed, that combining a quantitative and a qualitative assessment against pre-established goals allows the Compensation Committee to strike the appropriate balance between short-term and long-term strategies in assessing management’s performance, by giving proper emphasis to objective results while also considering subjective factors, if and when applicable. Given the nature of our business and our long-term strategy, we do not rely on a strict formulaic framework for measuring performance against short-term goals to determine compensation awards for a particular year. However, once total compensation is determined, the structure of our long-term incentive (“LTI”) program utilizes a formulaic system to determine how much performance-based equity is ultimately earned at the conclusion of a forward looking, three-year measurement period.

The Compensation Committee believes that this performance-based executive compensation program, with the substantial components of variable pay and “at-risk” equity awards linked to the Company’s future total stockholder return (“TSR”), as described below, is well-aligned with our stockholders’ interests and in line with peer companies.

Variable Pay Mix

The vast majority of our executive compensation is variable pay, in the form of LTI equity awards and annual cash bonuses. For 2016, the variable component was 91.5% for our CEO and 88.2% for all other NEOs as a group. This mix allows the Compensation Committee to strongly motivate and reward good performance and penalize poor performance.

Majority of Compensation “At-Risk” in TSR Performance-Based Equity Awards

For 2016, the ratios of TSR performance-based equity awards to time-based equity awards were (1) 75.0% performance-based and 25.0% time-based for our CEO and (2) approximately 66.3% performance-based and 33.7% time-based for all other NEOs as a group. See “– Alignment of Pay with Performance” beginning on page 43.

For performance-based equity awards the Compensation Committee relies on a rigorous program that uses relative TSR over three-year measurement periods as the main metric. This component of executive compensation aligns a significant portion of what our management actually earns over time with the Company’s multi-year TSR performance compared to two different indices, the Cohen & Steers Realty Majors Index (“C&S Realty Index”) (50%) and the FTSE NAREIT Office Index (the “NAREIT Office Index”) (as adjusted, 50%). See “– Majority of Compensation Awards are in TSR Performance-Based Equity Awards; Three-Year TSR Drives Actual Earned Pay” beginning on page 40.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Executive Compensation Decisions

The Compensation Committee directed its independent advisor, FPL Associates L.P. (“FPL”), to, among other things: (1) benchmark our 2015 executive compensation against our benchmarking peer group and assist in developing compensation objectives, (2) analyze trends in compensation in the marketplace generally and among our benchmarking peers specifically and (3) recommend the components, and the allocation among those components, of compensation for our executive officers. FPL’s benchmarking review was based, in part, on information disclosed in the peer companies’ 2016 proxy statements, which disclose compensation for 2015 (the latest year for which comprehensive data was publicly available). See “– Benchmarking Peer Group and Compensation Advisor’s Role” beginning on page 48. FPL also reviewed the 2016 NAREIT Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. Based on this information, FPL advised the Compensation Committee that total compensation for our NEOs, as a group, for 2015 ranked at approximately the 55th - 60th percentile.

The Compensation Committee then assessed corporate and individual performance. The Compensation Committee concluded that the management team performed very well against its 2016 goals, with particular emphasis on the following: leasing, development deliveries, development starts, strategic entry into new markets and acquisitions, growth in diluted funds from operations (FFO) per share, growth in same property combined net operating income (NOI), balance sheet management, dispositions, G&A expense, capital expenditures, non-office revenue and investor relations. See “– Assessing Performance – 2016 Corporate Goals” beginning on page 34 for a list of the goals and assessment of performance with respect to each goal.

Based on the goal assessments, FPL’s benchmarking analysis and projections for compensation increases/decreases among our peers and the market generally, and other input received from FPL, the Compensation Committee decided that 2016 total compensation for the NEOs, as a group, should be set at a level that reflects an increase of approximately 3% over 2015 total compensation. For each NEO, the Compensation Committee approved the appropriate amount and mix of pay based on his role, responsibilities and performance.

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COMPENSATION DISCUSSION AND ANALYSIS

HOW WE SET EXECUTIVE COMPENSATION

The objectives of our executive compensation program are to attract, retain and reward executives who have the motivation, experience and skills to lead the Company and continue our long-term track record of profitability, growth and TSR. The following are the key features of our executive compensation program:

WHAT WE DO
✓	We use the median (50th percentile) of our benchmarking peer group as the beginning reference point and the Compensation Committee then adjusts compensation based on a quantitative and qualitative review of corporate and individual performance.

✓	The vast majority of total compensation is tied to performance (i.e., not guaranteed) and salaries comprise a relatively small portion of each NEO’s total compensation opportunity.

✓	To set variable pay we establish annual performance goals for management, assess performance-against-target and compare our performance on key metrics against other office-focused REITs that we consider direct competitors. During the year, our Board of Directors may authorize or direct management to refrain from taking actions that were assumed in the establishment of the goals or to take new actions that were not so assumed. In these cases, the Compensation Committee assesses management’s performance against the original goals as well as those decisions during the year that impacted performance against the goals.

✓	We align our executive officers with our long-term investors by awarding a significant percentage of variable compensation in the form of multi-year, performance-based equity awards that use relative TSR as the main metric.

✓	We enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards granted for prior-year performance.

✓	We have “double-trigger” vesting for time-based equity incentive awards following a change of control.

✓	We have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.

✓	We have stock ownership guidelines for our executives and directors.

✓	We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors.

WHAT WE DON’T DO
Ð	We do not target compensation above the market median (50th percentile) of our benchmarking peer group.

Ð	We do not provide our CEO and will not provide any new executive with tax gross-ups with respect to payments made in connection with a change of control.

Ð	We do not allow hedging or pledging of Company securities.

Ð	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts.

Ð	We do not allow for repricing of stock options.

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ASSESSING PERFORMANCE

The core elements of our strategy are:

•	to maintain a keen focus on select markets that exhibit the strongest economic growth and investment characteristics over time – currently Boston, Los Angeles, New York, San Francisco and Washington, D.C.;

•	to invest in the highest quality buildings (primarily office) with unique amenities and locations that are able to maintain high occupancy and achieve premium rental rates through economic cycles;

•	in our core markets, to maintain scale and a full-service real estate capability (leasing, development, construction and property management) to ensure we (1) see all relevant investment deal flow, (2) maintain an ability to execute on all types of real estate opportunities, such as acquisitions, dispositions, repositioning and development, throughout the real estate investment cycle and (3) provide superior service to our tenants;

•	to be astute in market timing for investment decisions by acquiring properties in times of opportunity, developing into economic growth and selling assets at attractive prices, resulting in continuous portfolio refreshment;

•	to ensure a strong balance sheet to maintain consistent access to capital and the resultant ability to make opportunistic investments; and

•	to foster a culture and reputation of integrity and fair dealing, making us the counterparty of choice for tenants and real estate industry participants and employer of choice for talented real estate professionals.

Execution of this strategy spans multiple markets with different economic drivers over a number of years. Development projects, which are particularly important to our strategy, take time to identify, acquire, permit, construct and stabilize. To cite one recent example among many, our 888 Boylston Street office development in Boston, Massachusetts, which we partially placed in-service in 2016, was contemplated by a master plan for the Prudential Center property when we acquired it in 1998. Our focus on long-term performance involves management of liquidity, leverage ratios, interest-rate risk, capital commitments and debt maturities so we can take advantage of opportunities as they arise while maintaining our operating parameters within appropriate ranges. For all these reasons, we look at performance not only for the latest year and on a year-over-year basis, but also with a view to managing compensation to appropriately incentivize, compensate and retain our executives.

In addition to assessing our performance against our pre-established internal goals, the Compensation Committee also reviews our performance against a backdrop of performance for the following five office REITs (with their total capitalizations as of December 31, 2016 shown in parentheses) because they operate in markets and/or have assets similar to ours (our total capitalization as of the same date was $33.1 billion):

•	Douglas Emmett, Inc. ($10.8 billion)

•	Kilroy Realty Corporation ($9.7 billion)

•	Paramount Group, Inc. ($8.2 billion)

•	SL Green Realty Corp. ($18.8 billion)

•	Vornado Realty Trust ($33.6 billion)

We focus on key drivers of value creation such as leasing, development activity, FFO per share, same property NOI growth, acquisitions/dispositions and balance sheet management. While the Compensation Committee is aware that different companies may calculate relevant performance

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metrics differently, the Compensation Committee finds it useful to compare our performance to what these other office REITs disclose for similar measures, even though information is not always directly comparable among companies.

The Compensation Committee believes that internal and external data are important tools in the design and implementation of optimal compensation programs and that benchmarking against peers provides the Compensation Committee with a market check of its compensation awards. Different sections of this CD&A discuss in detail the data on which the Compensation Committee relied to make sure that different elements of compensation align with our performance. In addition, the Compensation Committee utilizes its collective experiences and judgment when establishing the appropriate types and amounts of compensation.

Finally, insofar as management roles change over time, both for individuals and within the executive team as a whole, the Compensation Committee considers each individual’s personal contributions to our organization, as well as his skill sets, qualifications and experience. We value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence and extends our track record of profitability and growth. These subjective factors are also considered in reaching compensation decisions.

2016 Corporate Goals

In early 2016, the Compensation Committee established for management a set of rigorous strategic, operational, capital and management goals. Whenever possible, the Compensation Committee bases its overall assessment as to whether a goal was “exceeded,” “met” or “not met” on both quantitative and qualitative factors. We believe that doing so allows the Compensation Committee to strike the right balance, by giving proper emphasis to objective results while also considering subjective factors, if and when applicable. For the reasons discussed under “– Assessing Performance” above, we do not rely on a strict formulaic framework for measuring annual performance against goals to determine compensation. The Compensation Committee believes that:

•	the focus should be on performance over a time span consistent with the different core elements of our strategy for creating value;

•	excessive reliance on short-term goals could have negative implications for the execution of long-term strategy;

•	business conditions and unforeseen developments during the year that lead our Board and management to make decisions that impact actual performance against the goals as originally established must be taken into account; and

•	formulaic calculations may have unintended results.

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The summary table below lists each goal and the Compensation Committee’s overall assessment of management’s performance with respect to the goal, followed by a detailed analysis of each goal:

Goal	Overall Assessment
Leasing	Exceeded
Development Deliveries	Met
Development Starts	Not Met
Strategic Entry into New Markets and Acquisitions	Met
Growth in Diluted FFO per Share	Exceeded
Growth in Same Property Combined NOI	Exceeded
Growth in Same Property Combined NOI – Cash	Exceeded
Balance Sheet Management	Met
Dispositions	Met
G&A Expense	Met
Capital Expenditures	Met
Non-Office Revenue	Met
Investor Relations	Exceeded

➢	Leasing

Quantitative Assessment: We had an aggressive 2016 leasing goal of 5.4 million square feet (of which 4.4 million square feet was for our in-service portfolio). We exceeded the goal by executing 344 leases representing approximately 6.4 million square feet of space, or 14.7% of the total square footage at our in-service properties. The total number of square feet leased was greater than all five office REITs that we consider our direct competitors, and the total as a percentage of our in-service portfolio was greater than four of the five office REITs that we consider our direct competitors. Leases for approximately 5.7 million of the 6.4 million square feet were in our in-service portfolio, including 400,000 square feet at the recently acquired Colorado Center in Santa Monica, California.

We also had a goal of achieving 90.5% occupancy for our in-service portfolio. Leasing activity was balanced across all of our regions, with average occupancy rates in our in-service portfolio beginning the year at 91.4%, dropping slightly to a low of 89.6%, and ending the year on the upswing at 90.2% (or 90.5% excluding Colorado Center). Excluding Colorado Center, our occupancy as of December 31, 2016 was less than four of the five office REITs that we consider our direct competitors.

Management has identified nine key assets that, if leased to plan, would add approximately $110 million annually to our share of NOI on a combined basis by the end of 2019. Accordingly, in addition to the overall leasing goals discussed above, we set nine specific leasing goals for these assets for 2016. As of December 31, 2016, we completed five of these goals and achieved total leasing that we expect will generate approximately 50% of the longer-term goal for increased NOI.

Qualitative Assessment: During the fourth quarter of 2016 alone, we signed leases totaling approximately 3.0 million square feet, which was a quarterly record in our history. Average net rental rates on our second generation leases signed in 2016 increased by 24.6%, resulting in overall same property revenue growth.

Overall Assessment: Goal exceeded.

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➢	Development Deliveries

Quantitative Assessment: Our goal was to deliver five development projects totaling approximately 1.0 million square feet and a development budget (our share) of approximately $546 million. We fully placed in-service four of the projects totaling approximately 965,000 square feet at a total cost of approximately $471 million (our share), which was well below the aggregate budget for those four projects of $530 million. We also partially placed in-service the fifth project, which is a retail expansion at the Prudential Center in Boston that comprises the remainder of the 1.0 million square feet. Our 2016 development deliveries represented approximately 2.1% of gross asset value, a greater percentage than four of the five office REITs that we consider our direct competitors.

Qualitative Assessment: In total, we placed in-service approximately 98.8% of the approximately 1.0 million square feet that comprised the goal, for a total cost that was approximately $60 million below budget. In addition, as of December 31, 2016, the four office properties fully placed in-service were approximately 96% leased. Upon stabilization, we expect them to deliver a weighted average unleveraged cash-on-cash return of approximately 8.4%, which is greater than our target return for office developments of 7.0%. The fifth development project that was partially placed in-service during 2016 is 100% leased.

Overall Assessment: Goal met.

➢	Development Starts

Quantitative Assessment: Our goal was to start four new projects totaling approximately 1.1 million square feet, with a development budget of approximately $502 million. We started three projects totaling approximately 393,000 square feet, with a development budget of approximately $186 million. Our 2016 development starts represented approximately 0.8% of gross asset value, which is a greater percentage than four of the five office REITs that we consider our direct competitors. The fourth project is dependent on the execution of a lease for a build-to-suit development, and we are still awaiting a decision by the prospective tenant.

Qualitative Assessment: We continue to replenish our development pipeline after delivering approximately 6.3 million square feet of new development since 2011. As of December 31, 2016, we had approximately 4.0 million square feet under construction and redevelopment, including eight office and retail projects with a development budget (our share) of approximately $1.9 billion, and two residential projects with a development budget of approximately $375 million. In addition, we have a total of approximately 5.0 million square feet in our entitled future development pipeline, and in excess of an estimated 10 million square feet of future development projects in the entitlement process.

Overall Assessment: Goal not met.

➢	Strategic Entry into New Markets and Acquisitions

Quantitative Assessment: Our goal was to pursue acquisitions selectively in both new and existing markets, depending on market conditions. In July 2016, we entered the Los Angeles market through our acquisition of a 49.8% interest in an existing joint venture that owns and operates Colorado Center in Santa Monica, California, a six-building office complex that sits on a 15-acre site and contains an aggregate of approximately 1.1 million net rentable square feet with an underground parking garage for 3,100 vehicles, for a net purchase price of approximately $503 million in cash. In April 2016, we acquired 3625-3635 Peterson Way in Santa Clara, California, an approximately 218,000 net rentable square foot office property leased to a single tenant through March 2021, for a purchase price of approximately $78.0 million in cash. Following the lease expiration, we intend to develop the site into a Class A office campus containing an aggregate of approximately 630,000 net rentable square feet. In addition, in November 2016, we

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acquired a 50% interest in the rights to develop an approximately 440-unit residential property and an approximate 270-room hotel, both on air rights above our Hub on Causeway development project located adjacent to the North Station transportation hub and the TD Garden sports and entertainment complex in Boston. We simultaneously executed a long-term lease with a hotel operator who will develop and ground lease the hotel. In the aggregate, these acquisitions represented approximately 2.6% of gross asset value, a smaller percentage than three of the five office REITs that we consider our direct competitors.

Qualitative Assessment: Los Angeles is the first new market for us in 19 years and we are committed to growing our presence and portfolio and expect to continue to underwrite investments in this market. We also continued to actively review an increasing number of value-add and development opportunities in our core markets. Management did an excellent job maintaining its discipline when underwriting acquisitions to meet our desired return levels. We acquired Colorado Center, a premier office campus located in the West Los Angeles submarket, at an attractive valuation consistent with it being 68% leased at rents that we believe were below market, and through active management, repositioning and leasing we expect to improve occupancy and cash flows over time. As of December 31, 2016, the complex was approximately 87% leased, including leases that had not yet commenced. 3625-3635 Peterson Way is 100% leased to a single tenant through 2021 and, importantly, is located in an in-fill location with increasing density; during the remaining lease term, we plan to entitle the property for an approximately 630,000 square foot office campus.

Overall Assessment: Goal met.

➢	Growth in Diluted FFO per Share

Quantitative Assessment: Our goal was to exceed the midpoint of our diluted FFO guidance range of $5.50 to $5.70 (excluding the impact of any acquisitions and dispositions other than 415 Main Street in Cambridge, MA, which was under contract for sale when the goal was established). This goal was set based on assumptions underlying our 2016 earnings guidance. This target range equated to 1.0% to 4.0% projected growth over 2015.

Our actual 2016 diluted FFO per share was $6.03, which was 12.5% greater than $5.36 per share in 2015. After adjusting for the acquisitions of 3625-3635 Peterson Way in Santa Clara, California, and Colorado Center in Santa Monica, California, and the sale of a portion of our interest in Metropolitan Square in Washington, D.C., our diluted FFO per share would have been $5.95, or 6.25% greater than the goal, and $0.25, or 4.39%, greater than the high end of the guidance range set at the beginning of the year.

In addition, our 12.5% year-over-year percentage growth in diluted FFO per share was greater than four of the five office REITs that we consider our direct competitors. (Refer to our Annual Report on Form 10-K for information relating to the calculation of FFO and diluted FFO.)

Qualitative Assessment: The goal for 2016 was established based on models and budgets for executing our overall corporate strategy, including operating, leasing, investment and financing objectives. Management successfully executed our strategy in 2016 and delivered performance that exceeded the goal.

Overall Assessment: Goal exceeded.

➢	Growth in Same Property Combined NOI

Quantitative Assessment: Our goal for year-over-year growth in Same Property Combined NOI (excluding termination income) was to be flat with 2015. We exceeded the goal with an increase of 0.6%. Our growth in Same Property Combined NOI (excluding termination income) was below four of the five office REITs that we consider our direct competitors. (Refer to Appendix A to this proxy

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statement for reconciliations and other information regarding Same Property Combined NOI (excluding termination income) for the fiscal years ended December 31, 2016 and 2015, respectively.)

Qualitative Assessment: The goal for 2016 was established based on models and budgets for executing our overall corporate strategy, including operating, leasing, investment and financing objectives. Management successfully executed our strategy in 2016 and delivered performance that exceeded the goal.

Overall Assessment: Goal exceeded.

➢	Growth in Same Property Combined NOI – Cash

Quantitative Assessment: Our goal for year-over-year growth in Same Property Combined NOI (excluding termination income) – Cash was a 2.5% increase. We exceeded this goal with an increase of 3.5%, which was below four of the five office REITs that we consider our direct competitors. (Refer to Appendix A to this proxy statement for reconciliations and other information regarding Same Property Combined NOI (excluding termination income) – Cash for the fiscal years ended December 31, 2016 and 2015, respectively.)

Qualitative Assessment: The goal for 2016 was established based on models and budgets for executing our overall corporate strategy, including operating, leasing, investment and financing objectives. Management successfully executed our strategy in 2016 and delivered performance that exceeded the goal.

Overall Assessment: Goal exceeded.

➢	Balance Sheet Management

We remain focused on managing our debt maturities and our exposure to possible increases in interest rates. In January 2016, we completed a public offering of $1.0 billion in aggregate principal amount of 3.650% senior unsecured notes due 2026, with an effective yield (including financing fees) of approximately 3.766% per annum. In August 2016, we completed a public offering of $1.0 billion in aggregate principal amount of 2.750% senior unsecured notes due 2026, with an effective yield (including financing fees and the impact of the settlement of certain forward-starting interest rate swap contracts) of approximately 3.495% per annum. The 2.750% stated coupon on these bonds equaled the lowest 10-year bond coupon ever issued by a public REIT. We used the net proceeds from this offering and available cash to repay mortgage loans secured by (1) 599 Lexington Avenue in New York City totaling $750.0 million, which bore interest at a fixed rate of 5.57% per annum (5.41% per annum including the impact of financing costs and interest rate hedges) and was scheduled to mature on March 1, 2017, and (2) Embarcadero Center Four in San Francisco, California totaling approximately $344.8 million, which bore interest at a fixed rate of 6.10% per annum (7.02% per annum including the impact of financing costs and interest rate hedges) and was scheduled to mature on December 1, 2016.

In addition, we completed financings having aggregate total commitments of approximately $347.8 million for the following joint venture properties: 1265 Main Street in Waltham, Massachusetts, Annapolis Junction Buildings Six, Seven and Eight in Annapolis, Maryland, and the Dock 72 development project in Brooklyn, New York.

Overall Assessment: Goal met.

➢	Dispositions

Quantitative Assessment: Our goal was $200 million in asset dispositions, depending on market conditions. During 2016, we completed three transactions, including the sale of a portion of our interest in Metropolitan Square in Washington, D.C., for an aggregate gross sales price of

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approximately $233 million. We recognized a total gain of approximately $133 million and realized an unleveraged IRR of 11.3% on the three investments. Our 2016 dispositions represented approximately 1.0% of gross asset value, a smaller percentage than four of the five office REITs that we consider our direct competitors.

Qualitative Assessment: Our moderate level of disposition activity reflected our strategy of only selling non-core assets or assets with lower growth profiles.

Overall Assessment: Goal met.

➢	G&A Expense

Our goal was to manage G&A expense (excluding transaction expenses) to approximately $105 million. Our actual 2016 G&A expense was approximately $105 million (a 9% increase from 2015), which represents approximately 4.1% of our total revenue for 2016. We managed G&A expense to a lower percentage of revenue than all five of the office REITs that we consider our direct competitors.

Overall Assessment: Goal met.

➢	Capital Expenditures

Each year, we develop a plan for capital expenditures that is intended to upgrade and refresh some of the older properties in our portfolio (particularly in connection with a major tenant transition), and help us maintain/increase occupancy and maintain/achieve premium rental rates, thereby leading to enhanced value for our investors over the long-term. Because the development of the plan requires the allocation of resources to different projects in light of our overall corporate strategy and liquidity, and in the case of certain projects may require the approval of a joint venture partner, planned capital expenditures for a given year may increase or decrease materially from the previous year. In 2016, we managed capital expenditures according to plan, completing capital projects for a total cost of approximately $108 million (excluding approximately $37 million that was part of development and tenant improvement budgets but reported under GAAP as capital expenditures), as compared to a budget of $117 million. The amount of 2016 capital expenditures represented a substantial increase (52.2%) over 2015. Both as a percentage of gross asset value (0.5%) and on a per square foot basis ($2.51), our capital expenditures program was larger than four of the five office REITs that we consider our direct competitors.

Overall Assessment: Goal met.

➢	Non-Office Revenue

Quantitative Assessment: One of our goals was to increase revenue from non-office assets (including 100% of unconsolidated joint ventures) by expanding our parking, residential and retail offerings to approximately $268 million in 2016. For purposes of this goal, revenue does not include recoveries from tenants. Our 2016 non-office revenue was approximately $265 million, consisting of approximately $102 million in parking revenue, approximately $14 million in residential revenue and approximately $149 million in retail revenue.

Qualitative Assessment: Retail revenue decreased by approximately $5 million in 2016 compared to 2015 primarily due to the termination of retail leases to allow for the retail redevelopment at 601 Lexington Avenue and the temporary store for Apple Inc. at 767 Fifth Avenue in New York City. These decisions are consistent with our long-term plan, despite their short-term impact. Overall, we believe we are well positioned to grow non-office revenue in the upcoming years as a result of these decisions and management’s focus on retail and residential opportunities. For example, we signed a lease extension with Apple Inc. that includes additional space, and we signed a lease with Under Armour, Inc., in both cases for retail space at 767 Fifth Avenue in New York City. We expect

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these leases will substantially increase our retail revenue in future years. In addition, in October 2016 we secured an option to ground lease, with the future right to purchase, property adjacent to the MacArthur BART station in Oakland, California, that could support the development of a 400-unit residential building and supporting retail space. Finally, in November 2016, we entered into a joint venture with our partner at our North Station development to acquire the air rights for the future development of a 40-story, residential tower consisting of approximately 440 apartment units and approximately 320,000 rentable square feet.

Overall Assessment: Goal met.

➢	Investor Relations

During 2016, management continued to enhance our investor communications strategy, including conducting seven non-deal road-shows, focusing on non-REIT dedicated and underweight investors, providing additional metrics as part of quarterly disclosures and completing the rollout of our new corporate brand. Our investor relations program was ranked #1 among REITs by buy-side analysts and overall in an annual survey conducted by Institutional Investor.

Overall Assessment: Goal exceeded.

MAJORITY OF COMPENSATION AWARDS ARE IN TSR PERFORMANCE-BASED EQUITY AWARDS; THREE-YEAR TSR DRIVES ACTUAL EARNED PAY

Our TSR drives a significant portion of what our NEOs actually earn over time, while, as discussed above, management’s performance against strategic, operational, capital and management goals drives the Compensation Committee’s annual compensation awards. To align executive compensation with the Company’s TSR performance, the Compensation Committee relies on LTI awards under a rigorous performance-based program (our Multi-Year Long-Term Incentive Program, or “MYLTIP”). MYLTIP awards incorporate a formulaic link to our relative TSR over three-year overlapping measurement periods. Because we are the largest dedicated office REIT, our performance is most closely correlated with both the larger U.S. REITs and office-focused companies. Therefore, the MYLTIP design is built on a comparison of our TSR against (1) the C&S Realty Index, which reflects many of the largest and best-in-class REITs, as well as (2) the NAREIT Office Index (which includes Boston Properties and is adjusted to include Vornado Realty Trust because it is one of the five office REITs that we consider our direct competitors despite being categorized as a diversified REIT by FTSE), which contains all other listed office REITs. One-half of the awards earned on the basis of performance, if any, vest at the end of the performance measurement period. The balance is subject to one additional year of time-based vesting.

For 2016, our TSR underperformed both the NAREIT Office Index (0.71% versus 13.17%) and three of the five office REITs that we consider our direct competitors. We underperformed the C&S Realty Index (0.71% versus 4.93%). This negatively impacted our multi-year TSR performance relative to those indices and thus the actual amount earned by our NEOs with respect to 2014 MYLTIP awards (the value of which was determined by our relative TSR over the period from February 4, 2014 through February 3, 2017) was only 28% of target, or an aggregate of approximately $2.7 million compared to the aggregate target value of the awards of approximately $9.8 million.

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Although they are not among the metrics driving MYLTIP awards, the Compensation Committee also receives information regarding the MSCI U.S. REIT Index (commonly referred to as the “RMS Index”), because it is a broad index for the domestic REIT sector, and the S&P 500 Index, because we are included in that index and it is a benchmark for many institutional investors. Our 2016 TSR was less than the TSR of both the RMS Index and the TSR of the S&P 500 Index, which impacted negatively both our three- and five-year TSR performance.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes that MYLTIP awards appropriately align our management’s focus on achieving the Company’s strategy with the relative TSR expectations of our stockholders. Experience with past MYLTIP awards demonstrates that the performance-based compensation our NEOs actually earn validates our strong pay-for-performance philosophy. As of February 3, 2017, the performance measurement period for 2014 MYLTIP awards ended and the performance measurement periods for 2015 and 2016 MYLTIP awards were almost two-thirds and one-third complete, respectively. The following charts reflect the (1) actual value earned by NEOs as a group for their 2014 MYLTIP awards and (2) estimated values for NEOs as a group for their 2015 and 2016 MYLTIP awards as of December 31, 2016, based on tracking valuations performed by a valuation expert (which could change up or down over the balance of the respective measurement periods).

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For 2017 MYLTIP awards, the Compensation Committee established levels of payout opportunity along a range from zero to 200% of target value, on a straight-line basis, depending on relative TSR performance compared to each of the C&S Realty Index and NAREIT Office Index (as adjusted) as follows:

This compares to a non-linear range from 50% to 250% of target value for 2016 MYLTIP awards as follows: “threshold” at 50% of target value for performance at 400 basis points below the relevant index, “target” for performance at 50 basis points above the relevant index, and “high” at 250% of target value for performance at 725 basis points above the relevant index. The Compensation Committee believes that the simplified and rebalanced design for 2017 MYLTIP awards provides management with quantifiable incentives, spanning a wider, symmetrical range of relative TSR performance that are better correlated with our actual performance and are intended to keep our management motivated over the entire three-year measurement period. The change in range of payout opportunities between 2016 MYLTIP awards and 2017 MYLTIP awards resulted in a greater amount of potential pay being eliminated at the high end above target than was added at the low end below target.

As was the case for 2016 MYLTIP awards, 2017 MYLTIP awards include modifiers that potentially penalize management for low absolute TSR and reward management for high absolute TSR over the entire measurement period. If our annualized TSR is less than 0%, earned awards will be reduced by 20% from what they would be based on relative TSR alone. If our annualized TSR is more than 12%, then awards will be earned at the “threshold” (50% of target value) level even if, based on relative TSR alone, awards would be earned at a lower level.

Based on advice from FPL, the Compensation Committee believes that the 2017 MYLTIP design is competitive as compared with current market practice in the REIT industry for similar plans and provides an appropriate risk-reward trade-off.

ALIGNMENT OF PAY WITH PERFORMANCE

The Compensation Committee directed FPL to, among other things: (1) benchmark our 2015 executive compensation against our benchmarking peer group and assist in developing compensation objectives, (2) analyze trends in compensation in the marketplace generally and among our benchmarking peers specifically, and (3) recommend the components and amounts of compensation for our top executive officers. We look to a group of sixteen publicly traded real estate companies for benchmarking executive compensation (see “– Benchmarking Peer Group and Compensation Advisor’s Role” beginning on page 48). We use the median (50th percentile) of this benchmarking peer group as the beginning reference point and as the indicator of competitive market trends. FPL’s benchmarking review was

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based, in part, on information disclosed in the peer companies’ 2016 proxy statements, which disclose compensation for 2015 (the latest year for which comprehensive data was publicly available). FPL also reviewed the 2016 NAREIT Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. Based on this information, FPL advised the Compensation Committee that total compensation for our NEOs, as a group, for 2015 ranked at approximately the 55th – 60th percentile.

The Compensation Committee then assesses corporate and individual performance. The Compensation Committee concluded that the management team performed very well against its 2016 strategic, operational, capital and management goals as discussed under “ – Assessing Performance.” Based on the goal assessments, FPL’s benchmarking analysis and projections for compensation increases/decreases among our peers and the market generally, and other input received from FPL, the Compensation Committee decided that 2016 total compensation for the NEOs, as a group, should be set at a level that reflects an increase of approximately 3% over 2015 total compensation.

For each NEO, the Compensation Committee approves the appropriate level and mix of pay based on his role, responsibilities and performance. For 2016, the Compensation Committee took note of Mr. Thomas’ being recognized in 2016 as the #3 CEO in the REIT sector by sell-side analysts in an annual survey conducted by Institutional Investor, and continued to bring his total compensation closer to, although still below, the median for CEOs within our benchmarking peer group. The Compensation Committee also recognized Mr. LaBelle’s continued effectiveness in managing our balance sheet and his being recognized in 2016 for the second year in a row as the #1 CFO in the REIT sector by buy-side analysts, sell-side analysts and overall, in an annual survey conducted by Institutional Investor, and continued to bring his total compensation closer to the median for CFOs within our benchmarking peer group.

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The Compensation Committee believes that our executive compensation is well-aligned with our stockholders’ interests and in line with our benchmarking peer group. Variable pay, consisting of LTI equity awards and annual cash bonus, constitutes the vast majority of our executive compensation (for our CEO, variable pay constitutes 91.5% of total compensation for 2016 performance). This allows the Compensation Committee to reward good performance and penalize poor performance. To build even stronger pay-for-performance alignment with our stockholders, LTI equity awards are predominantly “at-risk,” performance-based MYLTIP awards, the ultimate value of which depends mostly on the Company’s future relative TSR. The following charts present the allocation of total pay among different components for our CEO and the weighted average of each component for our other NEOs as a group:

(1)	Consists of 75.0% performance-based LTI equity awards and 25.0% time-based LTI equity awards.

(2)	Consists of 66.4% performance-based LTI equity awards and 33.6% time-based LTI equity awards.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table presents the total direct compensation of our NEOs, inclusive of salary, bonus and LTI equity awards, but not other items required by SEC rules to be reported in the Summary Compensation Table presented under “Compensation of Executive Officers.” We believe that this table most accurately reflects the awards made by the Compensation Committee with respect to executive compensation for 2016 compared to 2015, including MYLTIP awards whose value will be determined over a forward three-year period based on our relative TSR. To link annual awards of long-term equity incentive compensation to annual performance, the Compensation Committee, consistent with the majority of other companies whose fiscal year ends on December 31, typically makes equity awards for a particular year in late January or early February of the following year. SEC rules for equity awards (unlike for cash bonuses) require that they be presented as compensation for the year in which they were actually granted, and therefore equity awards shown in the Summary Compensation Table presented under “Compensation of Executive Officers” on page 56 lag a year (i.e., awards made in January 2017 to reward performance in 2016 are not reflected in this year’s Summary Compensation Table).

	Salary[1]			Cash Bonus
Executive	2016	2015	% Change	2016	2015	% Change
Owen D. Thomas	$875,000	$775,000	12.9%	$2,558,333	$2,558,333	0.0%
Douglas T. Linde	$725,000	$715,000	1.4%	$1,847,500	$1,805,000	2.4%
Raymond A. Ritchey	$720,000	$710,000	1.4%	$1,555,000	$1,495,000	4.0%
Michael E. LaBelle	$500,000	$490,000	2.0%	$900,000	$830,000	8.4%
Bryan J. Koop	$400,000	$390,000	2.6%	$835,000	$821,250	1.7%

Total	$3,220,000	$3,080,000	4.5%	$7,695,833	$7,509,583	2.5%

	LTI Equity Awards			Total Compensation
Executive	2016	2015	% Change	2016	2015	% Change
Owen D. Thomas	$6,866,667	$6,666,667	3.0%	$10,300,000	$10,000,000	3.0%
Douglas T. Linde	$4,777,500	$4,680,000	2.1%	$7,350,000	$7,200,000	2.1%
Raymond A. Ritchey	$4,225,000	$4,095,000	3.2%	$6,500,000	$6,300,000	3.2%
Michael E. LaBelle	$2,100,000	$1,980,000	6.1%	$3,500,000	$3,300,000	6.1%
Bryan J. Koop	$1,365,000	$1,338,750	2.0%	$2,600,000	$2,550,000	2.0%

Total	$19,334,167	$18,760,417	3.1%	$30,250,000	$29,350,000	3.1%

(1)	The Compensation Committee decided to make no changes to base salaries for 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

LTI EQUITY AWARDS

The Compensation Committee approved LTI equity awards to NEOs for 2016 performance as a dollar amount that was then converted into a mix of performance-based MYLTIP awards and time-based, full-value equity awards. The following table sets forth the total combined value of the performance-based and time-based equity awards to NEOs:

	Total LTI Equity Awards Grant Date Value			Performance-Based LTI Equity Awards as a Percentage of Total[1]	Time-Based LTI Equity Awards as a Percentage of Total[1]
Executive	2016	2015	% Change	2016	2016
Owen D. Thomas	$6,866,667	$6,666,667	3.0%	75.0%	25.0%
Douglas T. Linde	$4,777,500	$4,680,000	2.1%	75.0%	25.0%
Raymond A. Ritchey	$4,225,000	$4,095,000	3.2%	65.0%	35.0%
Michael E. LaBelle	$2,100,000	$1,980,000	6.1%	60.0%	40.0%
Bryan J. Koop	$1,365,000	$1,338,750	2.0%	50.0%	50.0%

Total	$19,334,167	$18,760,417	3.1%
(1)	Percent allocations are unchanged from 2015 to 2016.

The performance-based portion of LTI equity awards for 2016 performance was made through 2017 MYLTIP awards, with a three-year performance period (February 7, 2017 to February 6, 2020), an additional year of time-based vesting, a total target value for NEOs of approximately $16.2 million and an aggregate payout opportunity ranging from zero to a maximum of $32.3 million. The baseline share price for 2017 MYLTIP awards was $130.484 (the average closing price per share of our common stock on the NYSE for the five trading days prior to and including February 7, 2017). The following table sets forth the 2017 MYLTIP awards to NEOs:

Executive	Percentage of 2017 MYLTIP	Grant Date Value	Target Value
Owen D. Thomas	29.064%	$5,150,000	$6,204,819
Douglas T. Linde	20.222%	$3,583,125	$4,317,018
Raymond A. Ritchey	15.499%	$2,746,250	$3,308,735
Michael E. LaBelle	7.111%	$1,260,500	$1,518,072
Bryan J. Koop	3.852%	$682,500	$822,289

Total	75.748%	$13,422,375	$16,170,933

Under the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation” (“ASC Topic 718”), we expect that 2017 MYLTIP awards to NEOs will have an aggregate value of approximately $13.4 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method. 2017 MYLTIP awards are made in the form of LTIP units that are subject to forfeiture to the extent they are not earned or do not become vested. The number of LTIP units issued was an estimate of the maximum number of LTIP units that NEOs could earn, based on certain assumptions. The number of LTIP units actually earned will be determined at the end of the performance period by dividing each NEO’s share of the total pool, if any, by the average per share closing price of our common stock on the NYSE for the fifteen trading days immediately preceding the measurement date. If fewer LTIP units than the number issued initially are earned, the balance will be forfeited. Prior to the measurement date, LTIP units issued on account of 2017 MYLTIP awards will be entitled to receive per unit distributions equal to 10% of the

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COMPENSATION DISCUSSION AND ANALYSIS

regular quarterly distributions payable on a common unit, but will not be entitled to receive any special distributions, as opposed to distributions per unit equal to those, both regular and special, payable on a common unit after the measurement date.

The time-based portion of LTI equity awards granted for 2016 performance to the NEOs other than Mr. Ritchey consisted of LTIP units or restricted shares of our common stock that vest ratably over a four-year period (25% per year). In the case of Mr. Ritchey, the time-based portion of his 2016 LTI equity award was fully vested upon issuance because he had attained the retirement age of 65. Pursuant to our Equity Award Grant Policy discussed below, time-based full-value equity awards were issued as of the close of business on February 8, 2016 based on the closing price per share of our common stock on the NYSE on that date ($111.14).

BENCHMARKING PEER GROUP AND COMPENSATION ADVISOR’S ROLE

The Compensation Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, among other things, we believe it is necessary for compensation to be competitive with other large public real estate companies with which we compete for executive talent. The Compensation Committee uses industry peer group data as one tool in assessing and determining pay for our executive officers. Other REITs, however, both in the office sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Compensation Committee with insight into overall market pay levels, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Compensation Committee uses it as the starting point when setting our executive compensation. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data.

The Compensation Committee has retained FPL as its advisor since 2012 and every year re-assesses and re-affirms the independence of FPL in connection with renewal of the engagement. The Compensation Committee directed FPL to, among other things: (1) benchmark our executive compensation against our peers and assist in developing compensation objectives, (2) analyze trends in compensation in the marketplace generally and among our peers specifically and (3) recommend the components and amounts of compensation for our top executive officers.

FPL selected the companies to be included in the peer group we use for benchmarking executive compensation based on a review of the methodologies employed by sixteen of the REITs included in the S&P 500 Index. Based on these criteria, FPL recommended to the Compensation Committee the same peer group of sixteen publicly traded real estate companies as it did in previous years, which are comparable to the Company in terms of total capitalization and assets, irrespective of property focus. FPL felt that size, as measured by total capitalization rather than equity market capitalization, is the most relevant criterion because top executives are ultimately responsible for managing the entire organization and total capitalization best depicts scale, complexity and breadth of operations, as well as the amount of capital and assets managed. Notably, fifteen out of the sixteen members of this benchmarking peer group also list us as a peer company.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table provides the names and key information for each peer company as of December 31, 2016:

Name	Property Focus	Headquarters	Number of Employees	UPREIT Market Capitalization (in millions)	Total Capitalization (in millions)
American Tower Corporation	Specialty	Boston, MA	4,507	$45,136	$66,948
AvalonBay Communities, Inc.	Multi-family	Arlington, VA	3,071	$24,329	$31,429
Digital Realty Trust, Inc.	Specialty	San Francisco, CA	1,345	$15,868	$22,761
Equity Residential	Multi-family	Chicago, IL	2,700	$24,489	$33,524
General Growth Properties, Inc.	Regional Mall	Chicago, IL	1,800	$22,221	$35,285
HCP, Inc.	Health Care	Irvine, CA	188	$14,111	$23,514
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	220	$14,066	$17,754
Kimco Realty Corporation	Shopping Center	New Hyde Park, NY	551	$10,717	$16,693
The Macerich Company	Regional Mall	Santa Monica, CA	848	$10,950	$16,237
Prologis, Inc.	Industrial	San Francisco, CA	1,530	$28,756	$42,515
Public Storage	Self-Storage	Glendale, CA	5,500	$38,782	$43,570
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	3,100	$64,024	$87,183
SL Green Realty Corp.	Office	New York, NY	1,075	$11,285	$18,761
Ventas, Inc.	Health Care	Chicago, IL	493	$22,317	$33,536
Vornado Realty Trust	Office	New York, NY	4,225	$20,952	$33,600
Welltower, Inc.	Health Care	Toledo, OH	466	$24,269	$38,507
Median			1,438	$22,269	$33,530
Average			1,976	$24,517	$35,114
Boston Properties, Inc.			785	$21,606	$33,133
Relative Percentile Rank			32%-ile	43%-ile	45%-ile

FPL’s benchmarking review was based, in part, on information disclosed in the peer companies’ 2016 proxy statements (the latest year for which comprehensive data is publicly available). FPL also reviewed the 2016 NAREIT Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. FPL’s review compared our executive pay practices to cash and non-cash compensation awarded to executives in comparable positions at peer companies. FPL advised the Compensation Committee that the peer companies generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with time-based vesting over three to five years and a focus on performance-based compensation.

ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

Our CEO and President make recommendations to the Compensation Committee on the compensation of executive officers who report to them based on their assessment of achievement of the Company’s strategic and tactical plans, executives’ individual performance and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Compensation Committee considers these recommendations together with input from FPL. All final decisions affecting executive compensation are made by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES

Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control

Time-based equity awards made in 2015 or later include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” We believe that this policy regarding acceleration of vesting upon a change of control is in line with current best practice while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders.

Although not required, the Compensation Committee decided to make the policy applicable to senior officers, including our Chief Executive Officer, who were entitled to single-trigger vesting under their employment agreements, and those executives voluntarily agreed to the change. The Compensation Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the new policy addresses two key objectives:

•	Aligning executives’ interests with stockholders’ interests: when a change of control may be imminent, it is important to ensure that executives have the same incentive as stockholders to maximize stockholder value.

•	Minimizing conflicts of interest: double-trigger vesting in the context of a potential change of control reduces distraction and the risk that executives would leave the Company before a transaction is completed, while also preventing executives from receiving a windfall by compensating them only if their employment is terminated.

Clawback Policy

We have a formal “clawback” policy, which allows us to recoup from all executive officers and certain other specified officers incentive compensation paid on the basis of financial results that are subsequently restated. Under the policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, the Compensation Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three-year period preceding the publication of the restated financial statements, that the Compensation Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Compensation Committee may take into account any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation, (2) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Compensation Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (3) the form of the compensation to be recouped. The Compensation Committee intends to periodically review this policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Gross-Up for Excess Parachute Payments

In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Pursuant to this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future, other than payments in accordance with obligations existing at the time of the policy’s adoption or pursuant to arrangements applicable to our management employees generally,

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COMPENSATION DISCUSSION AND ANALYSIS

such as a relocation policy. Recent employment agreements entered into with new senior executives do not provide for tax gross-up payments and, accordingly, this policy represents the formalization of the Compensation Committee’s pre-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans in the future will not be entitled to any tax gross-up payments under the plans.

Policy Concerning Hedging and Pledging Transactions

We have a policy prohibiting executive officers and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan. Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. An exception from the policy may be granted on a case-by-case basis where an executive officer or director who wishes to pledge Company securities as collateral for a loan (not including margin debt) clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No such exceptions have ever been granted.

Mandatory Minimum Equity Ownership Policy for Senior Executives

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6.0x
President	5.0x
Senior Executive Vice President	5.0x
Executive Vice President, Chief Financial Officer	3.0x
Executive Vice President, Regional Manager	2.0x
Senior Vice President	1.5x

If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again attains the target multiple.

Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Award Grant Policy

We have a policy that annual grants to employees are approved by the Compensation Committee in or around the third or fourth week of January each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and stockholders, while allowing the Compensation Committee desired flexibility.

Our Compensation Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the NYSE of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Compensation Committee. The Equity Award Grant Policy does not apply to MYLTIP awards because they are not “full-value” awards upon issuance and their value depends on our future TSR performance; accordingly, consistent with past practice for performance-based equity awards, the Compensation Committee determined that the MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

LTIP Units

Since 2003, we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Under the 2015, 2016 and 2017 MYLTIP, during the performance period holders of LTIP units will receive distributions equal to one-tenth (1/10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit.

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COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements

We have employment agreements with each of our NEOs. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 64.) These agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which other NEOs are eligible. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the executives and to our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

Change in Control Arrangements

We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made in 2015 or later. We also have two change in control severance plans, one for our President, Senior Executive Vice President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” beginning on page 64.) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Compensation Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.

In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Compensation Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because very often senior manager positions are eliminated following a change in control. By agreeing up front to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control, the Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “– Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.

Perquisites

We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit at

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all times since 2013. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer up to 20% of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Compensation of Executive Officers – Nonqualified Deferred Compensation” beginning on page 62.

Retirement and Health and Welfare Benefits

We have never had a traditional or defined benefit pension plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($265,000 in 2016)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan.

Deductibility of Executive Compensation

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee” unless certain exceptions are met primarily related to performance-based compensation. Substantially all of the services rendered by our executive officers were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

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COMPENSATION DISCUSSION AND ANALYSIS

Assessment of Compensation-Related Risks

The Compensation Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Compensation Committee believes that because of the following there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors

•	our policies and programs are generally intended to encourage executives to focus on long-term objectives;

•	overall compensation is maintained at levels that are competitive with the market;

•	the mix of compensation rewards long-term performance with a significant at-risk component;

•	variable pay is based on the achievement of a variety of financial and operational performance measures with the Compensation Committee having discretion to determine how much each measure should impact pay, thereby mitigating the risk that any one measure can dominate the payouts based on any formula;

•	all equity awards are subject to multi-year vesting;

•	executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•	a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Carol B. Einiger, Chair

Bruce W. Duncan

David A. Twardock

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COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows the compensation for each of our NEOs in accordance with Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)		All Other Compensation ($)(8)	Total ($)(9)
Owen D. Thomas Chief Executive Officer	2016	867,308	2,558,333	(1)	6,560,000	(5)	16,380	10,002,021
	2015	773,077	2,558,333	(2)	5,421,975	(6)	16,380	8,769,765
	2014	750,000	1,972,500	(3)	3,698,841	(7)	16,200	6,437,541
Douglas T. Linde President	2016	724,231	1,847,500	(1)	4,605,120	(5)	33,300	7,210,151
	2015	713,462	1,805,000	(2)	4,418,624	(6)	32,700	6,969,786
	2014	693,462	1,686,377	(3)	3,975,284	(7)	32,400	6,387,523
Raymond A. Ritchey Senior Executive Vice President	2016	719,231	1,555,000	(1)	3,915,844	(5)	32,796	6,222,871
	2015	708,462	1,495,000	(2)	3,853,737	(6)	29,088	6,086,287
	2014	688,462	1,480,000	(3)	3,719,578	(7)	28,908	5,916,948
Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer	2016	499,231	900,000	(1)	1,929,312	(5)	24,300	3,352,843
	2015	488,846	830,000	(2)	1,540,000	(6)	23,700	2,882,546
	2014	473,846	785,000	(3)	1,323,988	(7)	23,400	2,606,234
Bryan J. Koop Executive Vice President, Boston Region	2016	399,231	835,000	(1)	1,295,910	(5)	33,300	2,563,441
	2015	388,846	821,250	(2)	1,243,150	(6)	32,700	2,485,946

(1)	Represents a cash bonus paid to the NEO in 2017 in recognition of performance in 2016.

(2)	Represents a cash bonus paid to the NEO in 2016 in recognition of performance in 2015.

(3)	Represents a cash bonus paid to the NEO in 2015 in recognition of performance in 2014.

(4)	A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2016 audited financial statements beginning on page 184 of our annual report on Form 10-K for the year ended December 31, 2016 included in the annual report that accompanied this proxy statement.

(5)	Represents the total fair value of restricted common stock and LTIP unit awards and 2016 MYLTIP awards granted in 2016, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the restricted common stock and LTIP unit awards are as follows: Mr. Thomas – $1,560,000; Mr. Linde – $1,095,120; Mr. Ritchey – $1,254,094; Mr. LaBelle – $741,312; and Mr. Koop – $626,535. The grant date fair values for the 2016 MYLTIP awards, based upon the probable outcome of the performance conditions as of the grant date for the awards, are as follows: Mr. Thomas – $5,000,000; Mr. Linde – $3,510,000; Mr. Ritchey – $2,661,750; Mr. LaBelle – $1,188,000; and Mr. Koop – $669,375. The maximum values of the 2016 MYLTIP awards, assuming that the highest level of performance conditions is achieved, are as follows: Mr. Thomas – $14,204,545; Mr. Linde – $9,971,590; Mr. Ritchey – $7,561,789; Mr. LaBelle – $3,375,000; and Mr. Koop – $1,901,633. To have value, the 2016 MYLTIP awards require the Company to achieve relative total stockholder return thresholds (subject to limited absolute performance modifiers). See “Compensation Discussion and Analysis—Majority of Compensation Awards are in TSR Performance-Based Equity Awards; Three-Year TSR Drives Actual Earned Pay” beginning on page 40.

(6)	Represents the total fair value of restricted common stock and LTIP unit awards and 2015 MYLTIP awards granted in 2015, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

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(7)	Represents the total fair value of restricted common stock and LTIP unit awards and 2014 MYLTIP awards granted in 2014, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(8)	The table below shows the components of “All Other Compensation” for 2016, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car allowances provided to Messrs. Linde, Ritchey and Koop and the costs to the Company of providing parking spaces to Messrs. Linde, Ritchey, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2014 and 2015 for each of the NEOs, other than Mr. Koop for 2014, were reported in our 2015 and 2016 proxy statements, respectively.

Name	Life Insurance ($)	401(k) Company Match ($)	Car Allowance ($)	Parking ($)	Total ($)
Mr. Thomas	480	15,900	—	—	16,380
Mr. Linde	480	15,900	9,000	7,920	33,300
Mr. Ritchey	480	15,900	9,000	7,416	32,796
Mr. LaBelle	480	15,900	—	7,920	24,300
Mr. Koop	480	15,900	9,000	7,920	33,300

(9)	The amounts shown in the “Total” compensation column for each NEO equal the sum of all columns of the Summary Compensation Table.

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2016 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the awards granted to our NEOs during the year ended December 31, 2016.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Owen D. Thomas	2/8/2016	1/25/2016	—	—	—	14,996	1,560,000
	2/10/2016	1/25/2016	2,840,909	5,681,818	14,204,545	—	5,000,000
Douglas T. Linde	2/8/2016	1/25/2016	—	—	—	10,527	1,095,120
	2/10/2016	1/25/2016	1,994,318	3,988,636	9,971,590	—	3,510,000
Raymond A. Ritchey	2/8/2016	1/25/2016	—	—	—	12,895	1,254,094
	2/10/2016	1/25/2016	1,512,357	3,024,715	7,561,788	—	2,661,750
Michael E. LaBelle	2/8/2016	1/25/2016	—	—	—	7,126	741,312
	2/10/2016	1/25/2016	675,000	1,350,000	3,375,000	—	1,188,000
Bryan J. Koop	2/8/2016	1/25/2016	—	—	—	6,022	626,535
	2/10/2016	1/25/2016	380,326	760,653	1,901,633	—	669,375

(1)	For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – Other Compensation Policies – Equity Award Grant Policy” beginning on page 52.

(2)	Represents 2016 MYLTIP awards for each NEO. Performance-based vesting of 2016 MYLTIP awards will be measured on the basis of our annualized, compounded TSR over a three-year measurement period ending February 9, 2019 relative to the annualized, compounded total return of (i) the C&S Realty Index (50% weight) and (ii) the NAREIT Office Index adjusted to include Vornado Realty Trust and exclude the Company (50% weight). Amounts ultimately earned under the 2016 MYLTIP awards may range from zero to the maximum amount set forth in the table depending on our TSR relative to the two indices, with three tiers: “threshold” at 50% of target value for performance at 400 basis points below the relevant index, “target” for performance at 50 basis points above the relevant index, and “high” at 250% of target value for performance at 725 basis points above the relevant index, and linear interpolation between tiers. Earned awards measured on the basis of relative TSR performance are subject to absolute TSR modifiers that (a) reduce the level of earned awards by 20% if our annualized TSR is less than 0%, and (b) cause awards to be earned at “threshold” (50% of target value) if our annualized TSR is more than 12%, even if based on relative TSR alone no awards would be earned. Any 2016 MYLTIP awards ultimately earned based on performance vest 50% on February 9, 2019 and 50% on February 9, 2020, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control – Potential Payments under Contractual Arrangements” beginning on page 65. Distributions payable on 2016 MYLTIP awards equal one-tenth (1/10th) of the regular quarterly distributions on common units of our Operating Partnership (and no amounts are payable on special distributions) prior to being earned.

(3)

Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO elected to receive all LTIP units. LTIP units were awarded under the 2012 Plan by the Compensation Committee. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2017, subject to acceleration under certain circumstances. When an employee attains age 65 or attains age 62 with 20 years of service with us while still in service, the employee become fully vested in all time-

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based LTI equity awards. Accordingly, in the case of Mr. Ritchey, all of such awards were fully vested upon grant because he had attained the age of 65.

(4)	The amounts included in this column represent the full grant date fair value of the restricted common stock and LTIP unit awards and 2016 MYLTIP awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2016 audited financial statements beginning on page 184 of our annual report on Form 10-K for the year ended December 31, 2016 included in the annual report that accompanied this proxy statement.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2016 pursuant to Item 402(f) of Regulation S-K.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Owen D. Thomas	40,711	13,571	(3)	95.69	4/2/2023
						6,058	(5)	761,975
						4,358	(6)	548,149
						7,308	(7)	919,200
						14,996	(8)	1,886,197
						14,311	(9)	1,800,038
									11,495	(12)	1,445,841
									17,211	(13)	2,164,800
									45,290	(14)	5,696,576
Douglas T. Linde	27,455	—		86.86	1/28/2021
	34,476	—		100.77	2/3/2022
	30,819	10,273	(4)	98.46	2/1/2023
						5,120	(10)	643,994
						4,640	(6)	583,619
						5,842	(7)	734,807
						10,527	(8)	1,324,086
						16,939	(11)	2,130,587
						10,893	(9)	1,370,122
									12,239	(12)	1,539,421
									13,758	(13)	1,730,481
									31,794	(14)	3,999,049
Raymond A. Ritchey(15)	24,739	—		86.86	1/28/2021
	32,120	—		100.77	2/3/2022
	39,943	—		98.46	2/1/2023
						15,810	(11)	1,988,582
						10,162	(9)	1,278,176
									10,095	(12)	1,269,749
									10,875	(13)	1,367,858
									24,110	(14)	3,032,556
Michael E. LaBelle	7,749	—		100.77	2/3/2022
	6,441	2,147	(4)	98.46	2/1/2023
						1,071	(10)	134,710
						3,180	(6)	399,980
						4,072	(7)	512,176
						7,126	(8)	896,308
						7,905	(11)	994,291
						5,314	(9)	668,395
									2,796	(12)	351,681
									3,197	(13)	402,119
									10,761	(14)	1,353,519
Bryan J. Koop	5,616	—		86.86	1/28/2021
	7,067	—		100.77	2/3/2022
	6,200	2,067	(4)	98.46	2/1/2023
						1,031	(10)	129,679
						2,544	(6)	319,984
						3,418	(7)	429,916
						6,022	(8)	757,447
						6,493	(11)	816,690
						4,184	(9)	526,264
									2,237	(12)	281,370
									2,683	(13)	337,468
									6,063	(14)	762,604

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(1)	This table does not include LTIP unit and restricted common stock awards and 2017 MYLTIP awards granted in February 2017 reflecting performance in 2016 because they were not outstanding at the end of 2016. Such grants are described above under “Compensation Discussion and Analysis.”

(2)	The market value of such holdings is based on the closing price of our common stock as reported on the NYSE on December 30, 2016 of $125.78 per share.

(3)	On April 2, 2013, Mr. Thomas received an award of 54,282 non-qualified stock options under the 2012 Plan. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(4)	On February 1, 2013, these NEOs received awards of non-qualified stock options under the 2012 Plan as follows: Mr. Linde – 41,092 options; Mr. LaBelle – 8,588 options; and Mr. Koop – 8,267 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(5)	On April 2, 2013, Mr. Thomas received an award of 24,231 LTIP units under the 2012 Plan. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(6)	On January 31, 2014, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Thomas – 8,716 LTIP units; Mr. Linde – an aggregate of 9,280 LTIP units and shares of restricted common stock; Mr. LaBelle – 6,360 LTIP units; and Mr. Koop – 5,088 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2015, subject to acceleration under certain circumstances.

(7)	On February 3, 2015, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Thomas – 9,744 LTIP units; Mr. Linde – 7,789 shares of restricted common stock; Mr. LaBelle – 5,429 shares of restricted common stock; and Mr. Koop – 4,557 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2016, subject to acceleration under certain circumstances.

(8)	On February 8, 2016, these NEOs received awards of LTIP units under the 2012 Plan as follows: Mr. Thomas – 14,996 LTIP units; Mr. Linde – 10,527 LTIP units; Mr. LaBelle – 7,126 LTIP units; and Mr. Koop – 6,022 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2017, subject to acceleration under certain circumstances.

(9)	On February 5, 2013, these NEOs, other than Mr. Thomas, received 2013 MYLTIP awards, and on April 2, 2013, Mr. Thomas received a 2013 MYLTIP award. On February 4, 2016, the measurement period for the 2013 MYLTIP awards ended and the Company’s TSR was sufficient for employees to earn and therefore become eligible to vest in a portion of the 2013 MYLTIP awards. These earned 2013 MYLTIP awards vest 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(10)	On February 1, 2013, these NEOs received awards of LTIP units and/or shares of restricted common stock under the 2012 Plan as follows: Mr. Linde – 20,480 shares of restricted common stock, Mr. LaBelle – 4,281 LTIP units; and Mr. Koop – 4,121 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2014, subject to acceleration under certain circumstances.

(11)	On February 7, 2012, these NEOs received 2012 OPP awards. On February 6, 2015, the measurement period for the 2012 OPP awards ended and the Company’s total return to stockholders was sufficient for employees to earn and therefore become eligible to vest in a portion of the 2012 OPP awards. These earned 2012 OPP awards vest 25% on February 7, 2015, 25% on February 7, 2016 and 50% on February 7, 2017, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(12)

On February 4, 2014, these NEOs received 2014 MYLTIP awards. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2016, our NEOs would not have earned any 2014 MYLTIP awards. Any 2014 MYLTIP awards earned based on performance vest 50% on February 3, 2017 and 50% on February 3, 2018, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below. The measurement period for assessing performance ended on February 3, 2017. The TSR

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for the same period for the NAREIT Office Index, adjusted to exclude Boston Properties, Inc., was 13.70%, and for the C&S Realty Index was 13.16%. As a result, the final awards were determined to be 27.7% of target or an aggregate of approximately $2.7 million for the NEOs as a group.

(13)	On February 5, 2015, these NEOs received 2015 MYLTIP awards. The measurement period for assessing performance ends on February 4, 2018. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “threshold” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2016, our NEOs would not earn any 2015 MYLTIP awards. Any 2015 MYLTIP awards earned based on performance vest 50% on February 4, 2018 and 50% on February 4, 2019, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(14)	On February 10, 2016, these NEOs received 2016 MYLTIP awards. The measurement period for assessing performance ends on February 9, 2019. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “target” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2016, our NEOs would earn approximately 82% of target. 2016 MYLTIP awards earned based on performance vest 50% on February 9, 2019 and 50% on February 9, 2020, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(15)	All of Mr. Ritchey’s options, LTIP units and shares of restricted common stock, other than earned 2012 OPP awards and 2013 MYLTIP awards, are fully vested because he attained the age of 65.

2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in 2016 and the aggregate number of shares of common stock and LTIP units that vested in 2016. The Value Realized on Exercise is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Owen D. Thomas	—	—	15,443	1,823,499
Douglas T. Linde	—	—	26,334	3,086,446
Raymond A. Ritchey	—	—	24,188	2,740,180
Michael E. LaBelle	—	—	10,830	1,267,410
Bryan J. Koop	—	—	9,077	1,062,587

NONQUALIFIED DEFERRED COMPENSATION

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 28 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

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The table below summarizes the annual rates of return for the year ended December 31, 2016 for the 28 measurement funds:

Name of Fund	2016 Rate of Return (%)	Name of Fund	2016 Rate of Return (%)
American Beacon Small Cap Value	29.32	T. Rowe Price Retirement 2025	8.86
Artisan Mid Cap	1.72	T. Rowe Price Retirement 2030	9.14
Dodge & Cox Income	5.54	T. Rowe Price Retirement 2035	9.23
Dodge & Cox International	10.63	T. Rowe Price Retirement 2040	9.33
Domini Impact Equity	12.77	T. Rowe Price Retirement 2045	9.42
Oakmark Equity & Income	11.87	T. Rowe Price Retirement 2050	9.51
PIMCO Low Duration Bond	1.79	T. Rowe Price Retirement 2055	9.45
T. Rowe Price Dividend Growth	13.30	T. Rowe Price Retirement 2060	9.44
T. Rowe Price Growth Stock	3.77	T. Rowe Price Retirement Balanced Fund	7.15
T. Rowe Price Mid-Cap Value	25.58	Vanguard Small-Cap Index	20.34
T. Rowe Price Retirement 2005	7.41	Vanguard Total Bond Market Index	2.37
T. Rowe Price Retirement 2010	7.88	Vanguard Total International Stock Index	6.79
T. Rowe Price Retirement 2015	8.26	Vanguard Total Stock Market Index [1]	14.45
T. Rowe Price Retirement 2020	8.57	Virtus Real Estate Securities A	8.50

(1)	Effective January 15, 2016, Allianz NFJ Dividend Value Fund was removed from the plan and contributions were redirected to the Vanguard Total Stock Market Index. The annual rate of return for Allianz NFJ Dividend Value Fund for the year ended December 31, 2016 was 17.56%.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table shows deferrals made by our NEOs to the deferred compensation plan during the year ended December 31, 2016, the earnings and withdrawals/distributions during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2016.

Name	Executive Contributions in 2016 ($)(1)(2)	Registrant Contributions in 2016 ($)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2016($)(3)
Owen D. Thomas	173,462	—	31,855	—	510,700
Douglas T. Linde	—	—	—	—	—
Raymond A. Ritchey	221,423	—	261,069	—	2,387,871
Michael E. LaBelle	24,962	—	77,677	—	930,838
Bryan J. Koop	130,033	—	80,536	—	946,280

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(1)	These amounts do not include any contributions out of bonus payments that were made during 2017 in recognition of performance in 2016.

(2)	Of the amounts reported in the contributions column, (a) $173,462 of Mr. Thomas’ contributions, $71,923 of Mr. Ritchey’s contributions, $24,962 of Mr. LaBelle’s contributions and $47,908 of Mr. Koop’s contributions are also included in the Summary Compensation Table as salary for 2016 and (b) $149,500 of Mr. Ritchey’s contributions and $82,125 of Mr. Koop’s contributions are also included in the Summary Compensation Table as bonus for 2015 that was paid in 2016.

(3)	Of the amounts reported in the aggregate balance column, (a) $154,615 of Mr. Thomas’ aggregate balance, $70,846 of Mr. Ritchey’s aggregate balance, $24,442 of Mr. LaBelle’s aggregate balance and $46,662 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2015,(b) $150,000 of Mr. Thomas’ aggregate balance, $68,846 of Mr. Ritchey’s aggregate balance and $23,692 of Mr. LaBelle’s aggregate balance are also included in the Summary Compensation Table as salary for 2014, (c) $148,000 of Mr. Ritchey’s aggregate balance and $68,250 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as bonus for 2014 that was paid in 2015. In each case, the amounts disclosed in this footnote are the amounts originally contributed and do not reflect subsequent gains/losses on investment after the date of contribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have various contractual arrangements with our NEOs to provide severance and other benefits in the event of the termination of their employment under certain circumstances or upon a change in control. These include employment agreements with our NEOs, severance arrangements, our 2012 Plan, LTI equity award agreements and the terms of our MYLTIP programs. In return for such protection, each NEO has agreed to be bound by confidentiality, non-competition, non-interference and non-solicitation covenants and to provide to us post-termination litigation and regulatory cooperation. Below is a description of the material terms of these arrangements.

Employment Agreements

We have employment agreements with each NEO. Each NEO’s employment with the Company is at-will and may be terminated by the Company with or without “cause” (as defined in the employment agreement) and may be terminated by the NEO with or without “good reason” (as defined in the employment agreement) upon prior written notice to the other party.

The initial term of Mr. Thomas’ employment agreement was three years beginning on April 2, 2013 with automatic one-year renewals commencing on the third and fourth anniversary date. The current term of Mr. Thomas’ employment agreement expires on April 2, 2018. In the event of a “change in control,” the term of Mr. Thomas’ employment agreement shall be automatically extended until 24 months following the date of the “change in control.” During the term of Mr. Thomas’ employment agreement, he will devote substantially all of his business time to the Company’s business and affairs, but will be allowed to continue certain outside positions, including service as a director/trustee of Lehman Brothers Holdings Inc. and the University of Virginia Investment Management Company. In addition, Mr. Thomas is expressly permitted to participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities (e.g., NAREIT) and also to engage in religious, charitable or other community activities provided that such activities do not materially restrict his ability to fulfill his obligations to us as an employee and officer of the Company. We have agreed that, while Mr. Thomas remains Chief Executive Officer, he will be nominated for re-election to our Board each year. Mr. Thomas may not serve on other boards of directors of for-profit companies without the consent of our Board of Directors.

Mr. Thomas’ employment agreement provided for an initial base salary of $750,000, and it is reviewed annually by the Compensation Committee and may be increased but not decreased at its discretion. His current base salary is $875,000, which remains unchanged from 2016. Mr. Thomas’ annual target bonus is 230% of his base salary, which will be pro-rated for any partial year of employment.

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Mr. Thomas is also eligible to participate in the Company’s long term incentive program at the discretion of the Compensation Committee and he is also entitled to participate in all employee benefit plans or programs of the Company generally available to its senior level executive employees. He is also entitled to the use of a Company-owned or leased automobile, but to date he has declined this benefit.

Mr. Thomas’ employment agreement prohibits Mr. Thomas, while he is an officer of the Company and for one year thereafter, from (1) engaging, participating or assisting, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) at the time of termination of his employment, (2) intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) competing for, soliciting or diverting the Company’s tenants or employees, either for himself or any other business, person or entity. Pursuant to the employment agreement, however, Mr. Thomas may engage in certain “minority interest passive investments,” which means acquiring, holding and exercising the voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Mr. Thomas of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas with such entity. In addition, the employment agreement provides that the non-competition provision shall not apply if Mr. Thomas’ employment is terminated following a change in control of the Company.

During the terms of the employment agreements with Messrs. Linde, Ritchey, LaBelle and Koop, each of these NEOs will devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. The base salary of each NEO is to be reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive bonus compensation, including equity-based compensation, to be determined in the discretion of the Compensation Committee. These NEOs’ employment agreements contain non-competition, non-interference and non-solicitation restrictions and permissions that are similar to those of Mr. Thomas’ agreement, except that they are permitted to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only and the scope of the noncompetition provision in each employment agreement is limited to our markets at the time of termination of their employment. In addition, the non-competition provision shall not apply if the NEO’s employment is terminated following a change in control of the Company.

Potential Payments under Contractual Arrangements

The following discussion describes the payments and benefits to which the NEOs would be entitled upon the occurrence of a change in control or certain termination triggering events. The tables that follow show the potential payments and benefits that would have been provided to our NEOs assuming such events occurred on December 31, 2016.

Voluntary Termination; Termination with Cause

Upon a voluntary termination by the NEO, other than a “good reason” termination, or a termination with “cause” by the Company, the NEOs are not entitled to any additional or special payments pursuant to their employment agreements, severance arrangements or other contractual arrangements.

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COMPENSATION OF EXECUTIVE OFFICERS

Termination Without “Cause” or for “Good Reason” Prior to a Change in Control

Each NEO will be entitled to the following payments and benefits upon a termination by the Company without “cause” or by the NEO for ”good reason” prior to a change in control pursuant to their employment agreements, except for performance-based LTI equity awards which, are governed by the relevant award agreements.

•	Accrued and unpaid target bonus prorated for the number of days employed in the year of termination.

•	Cash severance equal to the sum of (a) the NEO’s base salary plus (b) the amount of his cash bonus, if any, received or payable in respect of the immediately preceding year, payable over a 12-month period. Mr. Thomas is entitled to two times this amount payable over a 24-month period.

•	Additional 12 months (24 months for Mr. Thomas) of vesting of time-based LTI equity awards.

•	For performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., as of December 31, 2016, 2012 OPP awards and 2013 MYLTIP awards), unvested LTIP units will no longer be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

•	For performance-based LTI equity awards for which the three-year performance period has not ended, the number of LTIP units the NEO will earn, if any, will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the portion of the three-year performance period during which the NEO was employed by us. Any LTIP Units that are earned will not be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

•	Participation by each NEO, his spouse and dependents in the Company’s health plan for up to 12 months (24 months for Mr. Thomas), subject to payment of premiums at the active employees’ rate.

Receipt of these payments and benefits (other than the pro rata target bonus and performance-based LTI equity awards) in connection with a termination without cause or for good reason is subject to the NEO’s execution of a general release of claims with us.

Termination by the Company Without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control

Each NEO will be entitled to the following payments and benefits upon a termination by the Company without “cause” or by the NEO for “good reason,” in either case within 24 months following a change in control. Each NEO’s payments and benefits, except Mr. Thomas’, are governed by our severance plans. Mr. Thomas does not participate in any of our severance plans; his payments and benefits are governed by his employment agreement.

•	In the case of Mr. Thomas only, accrued and unpaid target bonus prorated for the number of days employed in the year of termination.

•	Lump-sum cash severance amount equal to three times the sum of (a) the NEO’s base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control.

•	Full vesting of time-based LTI equity awards.

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•	Financial counseling, tax preparation assistance and outplacement counseling for up to 36 months.

•	Participation by each NEO, his spouse and dependents in the Company’s health plan for up to 36 months, subject to payment of premiums at the active employees’ rate.

Pursuant to the relevant award agreements for performance-based LTI equity awards, the number of LTIP units earned by each NEO will be determined on the date of the change in control (see “– Change in Control without Termination” below).

In addition, each NEO, except Mr. Thomas, will be entitled to receive a tax gross–up payment in the event he becomes subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis – Other Compensation Policies – Gross-Up for Excess Parachute Payments”). Mr. Thomas’ employment agreement does not entitle him to receive any tax gross-up payments from the Company, but it does provide that, in the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such excise tax if such reduction would result in a greater after-tax benefit to Mr. Thomas.

Change in Control without Termination

Under our 2012 Plan, all time-based LTI equity awards made prior to December 31, 2014 become fully vested upon a “change of control” (as defined in the 2012 Plan). Time-based LTI equity awards made in 2015 or later include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” Although Mr. Thomas was entitled to single-trigger vesting upon a “change of control” under his employment agreement, he has agreed to be subject to the new policy.

Under the relevant performance-based LTI equity award agreements, in the event of a change in control prior to the end of the three-year performance period, the number of LTIP units earned, if any, will be calculated as of the date of the change in control (without proration) based on our performance through such date. Any LTIP units earned will be fully vested. In the event of a change in control following the end of the three-year performance period any LTIP units that had been earned prior to the date of the change in control will become fully vested.

Termination upon Death or Disability

Except for performance-based LTI equity awards which are governed by the relevant award agreements, each NEO will be entitled to the following payments and benefits upon a termination upon death or disability pursuant to their employment agreements:

•	Each NEO or his beneficiary will be entitled to receive his accrued and unpaid target bonus prorated for the number of days employed in the year of termination.

•	Full vesting of time-based LTI equity awards.

•	Full vesting of all performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., as of December 31, 2016, 2012 OPP awards and 2013 MYLTIP awards).

•	For performance-based LTI equity awards for which the three-year performance period has not ended, the number of LTIP units that the NEO will earn, if any, will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and the NEO will be fully vested in all of the LTIP units earned.

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COMPENSATION OF EXECUTIVE OFFICERS

•	Participation by each NEO, his spouse and dependents in the Company’s health plan for up to 18 months, subject to payment of premiums at the active employees’ rate.

Qualified Retirement

In general, when an employee attains age 65, or attains age 62 and completes 20 years of service with us, the employee becomes fully vested in all time-based LTI equity awards. As of December 31, 2016, Mr. Ritchey satisfied the age condition and, therefore, all of his time-based LTI equity awards had vested.

In the case of performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., as of December 31, 2016, 2012 OPP awards and 2013 MYLTIP awards), if an employee retires after attaining age 65 or attaining age 62 with 20 years of service with us, then the unvested LTIP units will no longer be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

Performance-based LTI equity awards for which the three-year performance period has not ended (i.e., as of December 31, 2016, 2014 MYLTIP awards, 2015 MYLTIP awards and 2016 MYLTIP awards) provide that:

•	If an employee retires after (1) attaining age 62 with 20 years of service with us, or (2) attaining age 65 with less than 15 years of service with us, then the number of LTIP units the employee will earn will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the number of days elapsed in the performance period plus 365 (i.e., one additional year).

•	If an employee retires after (1) attaining age 65 with 15 years of service with us, then the number of LTIP units the employee will earn will be determined in the same manner, with respect to the performance hurdles, and at the same time as it otherwise would have been (i.e., as of the end of the performance period or upon a change in control) and will then be pro-rated based on the number of days elapsed in the performance period plus 730 (i.e., two additional years).

In both cases, any LTIP Units that are earned will not be subject to forfeiture but the employee will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.

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Estimated Payments Upon Termination or Change in Control

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Owen D. Thomas
Bonus	—	2,012,500	2,012,500	—	2,012,500
Severance	—	6,866,666	8,880,833	—	—
Unvested Equity Awards(2)(3)	—	5,074,412	6,323,911	3,518,513	6,323,911
2014 MYLTIP awards(4)	—	—	—	—	—
2015 MYLTIP awards(4)	—	—	—	—	—
2016 MYLTIP awards(4)	—	1,386,399	4,671,092	4,671,092	4,671,092
Benefits Continuation	—	37,686	56,529	—	28,265
Other Benefits(5)	—	—	150,000	—	—
Excise Tax Gross-Up(6)	—	—	—	—	—
Total	—	15,377,663	22,094,865	8,189,605	13,035,768
Douglas T. Linde
Bonus	—	725,000	—	—	725,000
Severance	—	2,530,000	7,153,877	—	—
Unvested Equity Awards(2)(3)	—	4,379,577	7,067,873	5,008,980	7,067,873
2014 MYLTIP awards(4)	—	—	—	—	—
2015 MYLTIP awards(4)	—	—	—	—	—
2016 MYLTIP awards(4)	—	973,245	3,279,085	3,279,085	3,279,085
Benefits Continuation	—	18,843	57,969	—	28,265
Other Benefits(5)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	4,429,511	—	—
Total	—	8,626,665	22,138,315	8,288,065	11,100,223
Raymond A. Ritchey
Bonus	—	720,000	—	—	720,000
Severance	—	2,215,000	6,521,250	—	—
Unvested Equity Awards(2)(3)(7)	3,266,758	2,414,599	3,266,758	3,266,758	3,266,758
2014 MYLTIP awards(4)	—	—	—	—	—
2015 MYLTIP awards(4)	—	—	—	—	—
2016 MYLTIP awards(4)	2,395,833	738,054	2,486,671	2,486,671	2,486,671
Benefits Continuation	—	17,130	52,830	—	25,695
Other Benefits(5)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	—	—	—
Total	5,662,591	6,104,783	12,477,509	5,753,429	6,499,124

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COMPENSATION OF EXECUTIVE OFFICERS

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Michael E. LaBelle
Bonus	—	500,000	—	—	500,000
Severance	—	1,330,000	3,780,000	—	—
Unvested Equity Awards(2)(3)	—	2,005,227	3,664,517	2,256,032	3,664,517
2014 MYLTIP awards(4)	—	—	—	—	—
2015 MYLTIP awards(4)	—	—	—	—	—
2016 MYLTIP awards(4)	—	329,380	1,109,757	1,109,757	1,109,757
Benefits Continuation	—	18,843	57,969	—	28,265
Other Benefits(5)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	2,501,081	—	—
Total	—	4,183,450	11,263,324	3,365,789	5,302,539
Bryan J. Koop
Bonus	—	400,000	—	—	400,000
Severance	—	1,221,250	3,240,750	—	—
Unvested Equity Awards(2)(3)	—	1,670,857	3,036,450	1,849,087	3,036,450
2014 MYLTIP awards(4)	—	—	—	—	—
2015 MYLTIP awards(4)	—	—	—	—	—
2016 MYLTIP awards(4)	—	185,577	625,252	625,252	625,252
Benefits Continuation	—	18,843	57,969	—	28,265
Other Benefits(5)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	2,057,938	—	—
Total	—	3,496,527	9,168,359	2,474,339	4,089,967

(1)	Assumes termination occurs simultaneously with a change in control.

(2)	Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2014 MYLTIP awards, 2015 MYLTIP awards and 2016 MYLTIP awards are valued based on the closing price of the Company’s common stock on December 30, 2016, which was of $125.78. The value of the stock options is calculated as the difference between the closing price of the Company’s common stock on December 30, 2016 and the exercise price of the stock options.

(3)	Includes the following shares of restricted common stock, LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2012 OPP awards and 2013 MYLTIP awards)) and non-qualified stock options that would have vested upon the occurrence of each triggering event:

•	Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Thomas – 37,097 LTIP units and 13,571 non-qualified stock options; Mr. Linde – an aggregate of 32,588 LTIP units and shares of restricted common stock and 10,273 non-qualified stock options; Mr. Ritchey – 19,197 LTIP units; Mr. LaBelle – an aggregate of 15,476 LTIP units and shares of restricted common stock and 2,147 non-qualified stock options; and Mr. Koop – 12,835 LTIP units and 2,067 non-qualified stock options.

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•	Involuntary not for cause termination or a good reason termination within 24 months following a change in control and death or disability: Mr. Thomas – 47,031 LTIP units and 13,571 non-qualified stock options; Mr. Linde – an aggregate of 53,961 LTIP units and shares of restricted common stock and 10,273 non-qualified stock options; Mr. Ritchey – 25,972 LTIP units; Mr. LaBelle – an aggregate of 28,668 LTIP units and shares of restricted common stock and 2,147 non-qualified stock options; and Mr. Koop – 23,692 LTIP units and 2,067 non-qualified stock options.

•	Change in control without termination: Mr. Thomas – 24,727 LTIP units and 13,571 non-qualified stock options; Mr. Linde – an aggregate of 37,592 LTIP units and shares of restricted common stock and 10,273 non-qualified stock options; Mr. Ritchey – 25,972 LTIP units; Mr. LaBelle – an aggregate of 17,470 LTIP units and shares of restricted common stock and 2,147 non-qualified stock options; and Mr. Koop – 14,252 LTIP units and 2,067 non-qualified stock options.

•	Qualified retirement: Mr. Ritchey – 25,972 LTIP units

(4)	As of December 31, 2016, the three-year performance periods had not ended for the 2014 MYLTIP awards, 2015 MYLTIP awards and 2016 MYLTIP awards. The values set forth above relating to the number of LTIP units that would have been earned in the event of qualified retirement, involuntary not for cause termination/good reason termination or death or disability assume our performance for the three-year performance period under the 2014 MYLTIP awards, 2015 MYLTIP awards, and 2016 MYLTIP awards continued at the same annualized rate as we experienced from the first day of the respective performance period through December 31, 2016 with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of qualified retirement and involuntary termination prior to a change in control.

(5)	Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

(6)	Under his employment agreement, Mr. Thomas is not entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. However, in the event that any payment or benefit to be paid or provided to Mr. Thomas would have been subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such excise tax if such reduction would result in a greater after-tax benefit to Mr. Thomas. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

(7)	All of Mr. Ritchey’s LTIP units (other than LTIP units earned pursuant to the 2012 OPP awards and 2013 MYLTIP awards), shares of restricted common stock and stock options previously vested because he attained the age of 65.

The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “– Nonqualified Deferred Compensation” beginning on page 62 for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

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COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2016, we paid our non-employee directors:

Annual cash retainer for their services(1)	$67,500
Annual cash retainer to the lead independent director(1)	$15,000
Annual cash retainer to the Chair of each of the Audit Committee, Compensation Committee and NCG Committee(1)	$15,000
Fee for each Board meeting attended	$1,500
Fee for each Committee meeting attended	$1,500

(1)	Payable in quarterly installments

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Non-employee directors may elect, in accordance with our 2012 Plan, to defer all cash retainer and meeting attendance fees payable to such director and to receive his or her deferred cash compensation in the form of our common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may only be made in a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors.

Additionally, in 2016 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $127,500. In addition, any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $127,500 (prorated based on the number of months from the date the director is first appointed to our Board of Directors to the date of the Company’s next annual meeting of stockholders).

Annual and initial grants of restricted common stock or, if elected by the director, LTIP units (or a combination of both) are made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date. Pursuant to this policy, on May 24, 2016, Mses. Einiger and Dykstra and Messrs. Duncan, Frenkel, Klein, Lustig, Patricof, Turchin and Twardock each received 1,013 LTIP units, shares of restricted common stock or a combination of both. Annual and initial grants of LTIP units and restricted common stock will vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

In addition to the foregoing compensation for non-employee directors, Mr. Zuckerman was entitled to $350,000 per year for serving as Chairman, with one-third ( 1⁄3rd) of this amount paid in equal quarterly cash installments and two-thirds ( 2⁄3rds) paid in shares of restricted common stock, or at his election,

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LTIP units, on the fifth business day after each annual meeting of stockholders. See “Certain Relationships and Related Person Transactions” beginning on page 82.

The Compensation Committee reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors, and the full Board of Directors is responsible for approving any changes to the compensation program for non-employee directors. The compensation program for non-employee directors remained the same for calendar years 2013, 2014 and 2015. In late 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent compensation consultant, to assist it in conducting a comprehensive review and assessment of the Company’s non-employee director compensation program. More specifically, Cook reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees and equity awards) compared to market practice and (2) how the total compensation for Board and committee members compared to market practice. Cook’s report presented data comparing our director compensation to market levels using the same peer group of 16 publicly-traded REITs in a variety of asset classes used by the Compensation Committee in benchmarking executive compensation. The Compensation Committee oversaw the selection of the peer group and the overall project.

Cook’s findings showed that total annualized compensation paid to the non-employee directors was slightly below the peer group median. Based on those findings, Cook recommended an increase to total annualized compensation in the form of increased annual cash retainers and annual equity grants for non-employee directors. As a result, the Compensation Committee recommended, and our Board of Directors approved, effective January 1, 2016, (1) an increase of $7,500 (from $60,000 to $67,500) to the annual cash retainer and (2) an increase of $7,500 (from $120,000 to $127,500) in the value of the shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) that each (x) continuing non-employee director is entitled to receive on the fifth business day after each annual meeting of stockholders and (y) new non-employee director is entitled to receive, which amount will be prorated based on the number of months from the date the director is first appointed or elected to our Board of Director to the date of the Company’s next annual meeting of stockholders. All other terms and conditions of the annual equity grant, including the vesting schedule, remained unchanged. Cook did not recommend, and the Compensation Committee did not make, any changes to the cash meeting fees or the retainers for the lead independent director and committee chairs. The Board of Directors made no further changes since this most recent review.

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COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)		All Other Compensation ($)		Total ($)
Mortimer B. Zuckerman(3)	74,320	—	380,687	(4)	199,652	(5)	654,659
Bruce W. Duncan	55,595	110,836	—		—		166,431
Karen E. Dykstra	55,595	110,836	—		—		166,431
Carol B. Einiger	99,354	110,836	—		—		210,190
Dr. Jacob A. Frenkel	103,500	110,836	—		—		214,336
Joel I. Klein	97,854	120,000	—		—		217,854
Matthew J. Lustig	81,000	110,836	—		—		191,836
Alan J. Patricof	100,187	110,836	—		—		211,023
Ivan G. Seidenberg	37,277	120,000	—		—		157,277
Martin Turchin	90,000	115,418	—		—		205,418
David A. Twardock	117,041	120,000	—		—		237,041

(1)	Mses. Einiger and Dykstra and Messrs. Klein, Lustig, Patricof, Seidenberg and Twardock deferred their cash fees earned during 2016 and received in lieu thereof deferred stock units pursuant to our 2012 Plan as described above. The following table summarizes the deferred stock units credited to the director accounts during 2016.

Name	Deferred Stock Units Earned during 2016 (#)
Karen E. Dykstra	424.27
Carol B. Einiger	763.14
Joel I. Klein	750.89
Matthew J. Lustig	621.72
Alan J. Patricof	769.14
Ivan G. Seidenberg(a)	291.21
David A. Twardock	901.39

(a)	On May 17, 2016, the date of Mr. Seidenberg’s retirement from our Board of Directors, the Company issued 1,507 shares of common stock to Mr. Seidenberg in settlement of his deferred stock award account.

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COMPENSATION OF DIRECTORS

(2)	Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2016, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2016 audited financial statements beginning on page 184 of our annual report on Form 10-K for the year ended December 31, 2016 included in the annual report that accompanied this proxy statement. As of December 31, 2016, Mr. Zuckerman held (a) 31,885 unvested LTIP units (including 2012 OPP units and 2013 MYLTIP units) directly and (b) 206,377 unexercised non-qualified stock options in a trust of which he is a trustee and the sole beneficiary. Our non-employee directors had the following unvested equity awards outstanding as of December 31, 2016:

Name	LTIP Units (#)	Common Stock (#)
Bruce W. Duncan	1,013	—
Karen E. Dykstra	—	1,013
Carol B. Einiger	1,013	—
Dr. Jacob A. Frenkel	—	1,013
Joel I. Klein	1,013	—
Matthew J. Lustig	1,013	—
Alan J. Patricof	1,013	—
Ivan G. Seidenberg	—	—
Martin Turchin	506	507
David A. Twardock	—	1,013

(3)	Mr. Zuckerman retired from the Board of Directors as of May 17, 2016. Our Board of Directors conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman effective upon his retirement.

(4)	Represents the incremental fair value, computed in accordance with ASC Topic 718, of the modification of Mr. Zuckerman’s unexercised non-qualified stock options. In connection with Mr. Zuckerman’s retirement from the Board of Directors, the exercise period of his unexercised non-qualified stock options was extended from three (3) months to the earlier of (a) one (1) year from the date on which Mr. Zuckerman ceases to hold the title of Chairman Emeritus or (b) the original expiration date of such option.

(5)	Includes (a) $63,546 representing the aggregate incremental cost to the Company for the car and drivers provided to Mr. Zuckerman through May 17, 2016 and (b) $136,106 representing the aggregate incremental cost to the Company of office personnel through May 17, 2016. The cost for the car and driver is based on the cost of the assigned car amortized over five years, annual insurance premiums, fuel expense, maintenance, and drivers’ compensation, including salary, overtime, benefits and bonus. The resulting total is then allocated between personal and business use. (See “Certain Relationships and Related Party Transactions” beginning on page 82).

DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Ms. Einiger and Messrs. Duncan and Twardock. Mr. Frenkel also served on the Compensation Committee during the fiscal year ended December 31, 2016. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC. None of Boston Properties’ executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of Boston Properties or a member of the Compensation Committee during 2016.

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PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2011 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur at the 2017 annual meeting of stockholders.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2017 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote FOR the approval of the Company’s NEO compensation on an advisory basis. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

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PROPOSAL 3: FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL

Section 14A(a)(2) of the Exchange Act requires us to submit a non-binding, advisory proposal to stockholders not less frequently than every six years enabling stockholders to vote on whether advisory “Say-on-Pay” votes on named executive officer compensation, such as Proposal 2 of this proxy statement, should be held every one, two or three years.

Our Board has determined that, of the three alternatives, an advisory vote on NEO compensation that occurs every year is the most appropriate alternative for Boston Properties, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Annual advisory votes will provide us with direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every year and is consistent with our general policy of seeking input from, and engaging in discussions with, our investors on executive compensation and corporate governance matters. Annual advisory votes are also consistent with the frequency that was approved at our 2011 annual meeting of stockholders and that we have been following since 2011. Accordingly, the administrative process of submitting a non-binding, advisory say-on-pay proposal to stockholders on an annual basis is not expected to impose substantial additional costs.

On this proposal, stockholders may vote for one of the following alternatives: every year (box “1 Year” on the proxy card), every two years (box “2 Years” on the proxy card), every three years (box “3 Years” on the proxy card), or abstain. By selecting one of these alternatives, stockholders are voting to approve the alternative voted for (or abstain from this vote), and are not voting to approve or disapprove of our recommendation. The vote on this proposal is advisory, and therefore not binding on Boston Properties or our Board of Directors. Our Board of Directors currently intends for the Company to hold a “Say-on-Pay” vote every year. However, our Board values the opinions of our stockholders and intends to consider the results of this vote when determining how frequently to submit advisory votes on NEO compensation to our stockholders in the future. We understand that our stockholders may have different views as to what is the best approach for Boston Properties, and we look forward to reviewing the voting results on this proposal.

The Board of Directors unanimously recommends a vote for a frequency of EVERY YEAR (box “1 Year” on the proxy card) for future advisory stockholder votes on executive compensation. Properly authorized proxies solicited by the Board will be voted for the alternative of EVERY YEAR unless instructions to the contrary are given.

VOTE REQUIRED

In order for any of the three alternatives regarding the frequency of future advisory votes on NEO compensation to be approved, it must receive the affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal. Because there are three alternatives, it is possible that none of the three alternatives will be approved. However, stockholders will still be able to communicate their preference with respect to this advisory vote by choosing from among these three alternatives even if none of the alternatives is approved. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2017. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of Boston Properties and its stockholders.

Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting form for the year ending December 31, 2017. Properly authorized proxies solicited by the Board of Directors will be voted FOR this proposal unless instructions to the contrary are given.

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$2,108,417	$1,947,295
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	93,411	128,889

Subtotal	2,201,828	2,076,184
Audit-Related Fees
Audits required by lenders, joint ventures and tenants	341,937	414,148
Tax Fees
Recurring tax compliance(1)	407,618	271,769
Tax planning and research	61,781	237,428
REIT and other compliance matters(1)	0	132,958
Tax assistance for potential transactions	16,176	50,437
State and local tax examinations	6,648	14,356

Subtotal	492,223	706,948
All Other Fees
Software licensing fee	1,800	1,800

Total	$3,037,788	$3,199,080

(1)	Beginning in 2016, the Company includes fees for recurring REIT and other compliance matters within the “Recurring tax compliance” line category.

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2016 and 2015 fiscal years and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2016 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2016.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

David A. Twardock, Chair

Karen E. Dykstra

Alan J. Patricof

Martin Turchin

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Corporate Governance Principles and Board Matters – Director Independence” beginning on page 7.

As previously disclosed, on March 10, 2013, we entered into a Transition Benefits Agreement (the “TBA”) with Mr. Zuckerman in connection with the appointment of Mr. Thomas as our Chief Executive Officer. The TBA provided that, as non-executive Chairman, Mr. Zuckerman would be entitled to retain the perquisites provided to him when he entered into the TBA on a basis comparable to what was provided to him in the past. These benefits consisted of: his existing office suite or, at his election, other Company-owned office space, including related furnishings, equipment and technical support; a full-time secretary; drivers and 50% of the cost of an automobile; and 50% of the cost of an additional secretary and of a financial administrative assistant.

As previously disclosed, on March 9, 2015, following Mr. Zuckerman’s transition from Executive Chairman to non-executive Chairman of the Board, we entered into a supplemental agreement (the “Letter Agreement”) with Mr. Zuckerman addressing his compensation following this transition. Pursuant to the Letter Agreement, we agreed to pay Mr. Zuckerman the same compensation that we pay to all of our other non-employee directors plus $350,000 per year to be allocated between cash and equity in the same manner as the existing non-employee director retainer (i.e., one-third payable in equal quarterly cash installments and two-thirds payable in shares of restricted common stock or, at his election, LTIP units). In addition, we agreed that Mr. Zuckerman would continue to be entitled to receive the benefits provided for in the TBA for so long as he was serving as a director, without regard to his service as Chairman. We also agreed that, if he no longer serves on the Board of Directors, he will continue to receive these benefits (other than an additional secretary and financial administrative assistant) until December 31, 2019, he will be entitled to the use of office facilities until December 31, 2024 and, in the event of his death, his executors, administrators and/or heirs will be allowed to use his office facilities until June 30, 2020 (or for six months if death occurs after January 1, 2020) and will have the support of a secretary for six months. Finally, we agreed to extend the period for the exercise of Mr. Zuckerman’s stock options until the earlier of one year from when he ceases to be a director or the original option expiration date.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Mr. Zuckerman completed his term as a director on May 17, 2016. In light of the extraordinary contributions that Mr. Zuckerman made to the Company over his career and in recognition of his long and dedicated service as Chairman of the Board, our Board of Directors conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman effective upon the completion of his term as a director. In connection with his transition from Chairman of the Board to Chairman Emeritus, on March 9, 2016, we modified the terms of the Letter Agreement to provide that, for so long as he holds the title of Chairman Emeritus, we will provide Mr. Zuckerman with the compensation and benefits in accordance with the terms of the Letter Agreement to the same extent as if he was continuing to serve as the Chairman of the Board. Mr. Zuckerman will be entitled to retain the title of Chairman Emeritus for so long as he is generally willing and able to attend meetings of our Board of Directors.

Prior to joining the Company effective January 2, 2014, Mr. John F. Powers provided commercial real estate brokerage services to the Company, on behalf of his prior employer, CBRE, Inc., in connection with certain leasing transactions. Mr. Powers received approximately $315,000 during 2016 and is expected to receive less than $120,000 in 2017 in the form of residual payments related to these transactions. Mr. Powers is the Executive Vice President, New York Region for Boston Properties.

Since January 1, 2016, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $589,000. Given current leasing activity, the Company expects to pay additional commissions to this firm during 2017. Mr. Ritchey is the Senior Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

During 2016, we received lease and related payments of approximately $475,000 from Fidelity Brokerage Services LLC. Based on a Schedule 13G/A filed with the SEC on February 14, 2017, FMR LLC, the parent entity of Fidelity Brokerage Services LLC, is the beneficial owner of more than 5% of our common stock.

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INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and help conserve natural resources, we are making this proxy statement and our 2016 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2016, available to our stockholders electronically via the Internet instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC. On or about April 7, 2017, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 7, 2017, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2016 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation, an advisory vote on the frequency of holding an advisory vote on named executive officer compensation and the ratification of the appointment of our independent registered public accounting firm.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the 2017 annual meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 29, 2017, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Holders of common units, LTIP units, preferred stock and deferred stock units are not entitled to vote such securities on any of the matters presented at the 2017 annual meeting.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial

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INFORMATION ABOUT THE ANNUAL MEETING

ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 153,849,232 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting

If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2017. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

•	Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 22, 2017. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

•	Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent,

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INFORMATION ABOUT THE ANNUAL MEETING

Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2016 annual report are available at http://www.edocumentview.com/bxp. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

86    BOSTON PROPERTIES, INC.  |  2017 Proxy Statement

OTHER MATTERS

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as many votes cast at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

STOCKHOLDER NOMINATIONS FOR DIRECTOR AND PROPOSALS FOR THE 2018 ANNUAL MEETING

Rule 14a-8 Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2018 annual meeting must be received by Boston Properties on or before December 8, 2017 in order to be considered for inclusion in our proxy statement and form of proxy. The proposals must also comply with the requirements as to form and substance established by the SEC if they are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Director Nominees (Proxy Access)

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at Boston Properties’ 2018 annual meeting pursuant to the proxy access provision of our By-laws, notice of such nomination and other required information must be received by Boston Properties on or before December 8, 2017 unless our 2018 annual meeting of stockholders is scheduled to take place before April 23, 2018 or after July 22, 2018. Our By-laws state that such notice and other required information must be received by Boston Properties not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Other Proposals or Nominees

Stockholder proposals and nominations of directors to be presented at Boston Properties’ 2018 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for our 2018 annual meeting or

BOSTON PROPERTIES, INC.  |  2017 Proxy Statement    87

OTHER MATTERS

submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 23, 2018, nor later than March 9, 2018, unless our 2018 annual meeting of stockholders is scheduled to take place before April 23, 2018 or after July 22, 2018. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the annual meeting anniversary date or more than sixty (60) days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

88    BOSTON PROPERTIES, INC.  |  2017 Proxy Statement

APPENDIX A

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to

Same Property Combined Net Operating Income (NOI) (excluding termination income)

	For the year ended December 31,
	2016	2015
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$502,285	$572,606
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	512,785	583,106
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest – common units of the Operating Partnership	59,260	66,951
Noncontrolling interest – redeemable preferred units of the Operating Partnership	—	6
Noncontrolling interests in property partnerships	(2,068)	149,855

Net Income	569,977	799,918
Gains on sales of real estate	80,606	375,895

Income Before Gains on Sales of Real Estate	489,371	424,023
Other Expenses:
Add:
Losses from interest rate contracts	140	—
Losses from early extinguishments of debt	371	22,040
Interest expense	412,849	432,196
Other Income:
Subtract:
Gains (losses) from investments in securities	2,273	(653)
Interest and other income	7,230	6,777
Gain on sale of investment in unconsolidated joint venture	59,370	—
Income from unconsolidated joint ventures	8,074	22,770

Operating Income	825,784	849,365
Other Expenses:
Add:
Depreciation and amortization	694,403	639,542
Impairment loss	1,783	—
Transaction costs	2,387	1,259
General and administrative expense	105,229	96,319
Other Revenue:
Subtract:
Development and management services	28,284	22,554

Net Operating Income (NOI)	$1,601,302	$1,563,931
Add:
BXP’s share of NOI from unconsolidated joint ventures	50,031	47,308

Combined NOI	1,651,333	1,611,239
Subtract:
Termination income	59,293	38,894
BXP’s share of termination income from unconsolidated joint ventures	16	197

Combined NOI (excluding termination income)	$1,592,024	$1,572,148

Net Operating Income (NOI)	$1,601,302	$1,563,931
Subtract:
NOI from non Same Properties (excluding termination income)	61,515	60,361
Termination income	59,293	38,894

Same Property NOI (excluding termination income)	1,480,494	1,464,676
Add:
BXP’s share of NOI from unconsolidated joint ventures (excluding termination income)	50,015	47,111
Subtract:
BXP’s share of NOI from non Same Properties from unconsolidated joint ventures (excluding termination income)	16,261	6,367

Same Property Combined NOI (excluding termination income)	$1,514,248	$1,505,420

BOSTON PROPERTIES, INC.  |  2017 Proxy Statement    A-1

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to

Same Property Combined Net Operating Income (NOI) (excluding termination income) – Cash

	For the year ended December 31,
	2016	2015
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$502,285	$572,606
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	512,785	583,106
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest – common units of the Operating Partnership	59,260	66,951
Noncontrolling interest – redeemable preferred units of the Operating Partnership	—	6
Noncontrolling interests in property partnerships	(2,068)	149,855

Net Income	569,977	799,918
Gains on sales of real estate	80,606	375,895

Income Before Gains on Sales of Real Estate	489,371	424,023
Other Expenses:
Add:
Losses from interest rate contracts	140	—
Losses from early extinguishments of debt	371	22,040
Interest expense	412,849	432,196
Other Income:
Subtract:
Gains (losses) from investments in securities	2,273	(653)
Interest and other income	7,230	6,777
Gain on sale of investment in unconsolidated joint venture	59,370	—
Income from unconsolidated joint ventures	8,074	22,770

Operating Income	825,784	849,365
Other Expenses:
Add:
Depreciation and amortization	694,403	639,542
Impairment loss	1,783	—
Transaction costs	2,387	1,259
General and administrative expense	105,229	96,319
Other Revenue:
Subtract:
Development and management services	28,284	22,554

Net Operating Income (NOI)	1,601,302	1,563,931
Subtract:
Straight-line rent	33,739	79,998
Fair value lease revenue	30,381	35,897
Add:
Straight-line ground rent expense adjustment	3,951	(790)
Lease transaction costs that qualify as rent inducements	8,853	12,668

NOI – cash basis	1,549,986	1,459,914
Subtract:
NOI (excluding termination income) – cash basis from non Same Properties	61,490	51,371
Termination income	59,293	38,894

Same Property NOI (excluding termination income) – cash basis	1,429,203	1,369,649
Add:
BXP’s share of NOI (excluding termination income) – cash basis from unconsolidated joint ventures	39,242	46,683
Subtract:
BXP’s share of NOI (excluding termination income) – cash basis from non Same Properties from unconsolidated joint ventures	10,141	7,238

Same Property Combined NOI (excluding termination income) – cash	$1,458,304	$1,409,094

A-2    BOSTON PROPERTIES, INC.  |  2017 Proxy Statement

Boston Properties

MIX
Paper from responsible sources
FSC® C132107
www.fsc.org

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours per day, 7 days per week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2017.
Vote by Internet
• Go to www.envisionreports.com/BXP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

The Board of Directors recommends a vote “FOR” all of the nominees for director listed.													+
1.	To elect the eleven nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Bruce W. Duncan	☐	☐	☐	05 - Joel I. Klein	☐	☐	☐	09 - Owen D. Thomas	☐	☐	☐

	02 - Karen E. Dykstra	☐	☐	☐	06 - Douglas T. Linde	☐	☐	☐	10 - Martin Turchin	☐	☐	☐

	03 - Carol B. Einiger	☐	☐	☐	07 - Matthew J. Lustig	☐	☐	☐	11 - David A. Twardock	☐	☐	☐

	04 - Jacob A. Frenkel	☐	☐	☐	08 - Alan J. Patricof	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2.						The Board of Directors recommends a vote “FOR” Proposal 4.

			For	Against	Abstain			For	Against	Abstain
2.	To approve, by non-binding, advisory resolution, the Company’s named executive officer compensation.		☐	☐	☐	4.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
The Board of Directors recommends a vote for a frequency of every year (Box “1 Year” below) on Proposal 3.
		1 Year	2 Years	3 Years	Abstain

3.	To approve, by non-binding, advisory vote, the frequency of holding the advisory vote on the Company’s named executive officer compensation.	☐	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

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    02HD1E

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy	+

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2017

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the 2017 Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 599 Lexington Avenue, 16th Floor, New York, NY 10022 on May 23, 2017 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4, AND FOR “ONE YEAR” ON PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

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